Exhibit (a)(1)(A)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional advisor. The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

OFFER TO PURCHASE
all of the issued and outstanding 4.25% Convertible Senior Notes due 2035 at a purchase price of Cdn$900
per $1,000 principal amount of 4.25% Convertible Senior Notes due 2035

ACE Aviation Holdings Inc. ("ACE" or the "Corporation") hereby offers to purchase from holders (the "Noteholders") of 4.25% Convertible Senior Notes due 2035 (the "Notes") of the Corporation their Notes for cancellation by the Corporation, at a purchase price of Cdn$900 in cash per Cdn$1,000 principal amount of Notes (the "Purchase Price"), on the terms and subject to the conditions set forth herein.

The Offer and all deposits of Notes are subject to the terms and conditions set forth in this offer to purchase (the "Offer to Purchase"), its accompanying issuer bid circular (the "Circular"), and the related letter of transmittal (the "Letter of Transmittal") (which together constitute and are hereinafter referred to as the "Offer").

Each Noteholder who has properly deposited Notes and who has not withdrawn such Notes will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Notes purchased, on the terms and subject to the conditions of the Offer.

This Offer expires at 5:00 p.m. (Montreal time) on January 19, 2009, unless extended, varied or withdrawn by ACE (the "Expiration Date"). Notwithstanding anything to the contrary contained in the Offer or the Circular or the Letter of Transmittal, Noteholders accepting the Offer will not be entitled to receive accrued and unpaid interest on the Notes.

The Offer is not conditional upon any minimum principal amount of Notes being deposited. The Offer is, however, subject to certain other conditions. ACE reserves the right to withdraw the Offer and not take up and pay for any Notes deposited under the Offer unless certain conditions are satisfied. See "Offer to Purchase — Conditions of the Offer".

December 12, 2008	(continued on insider cover)

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and deposits will not be accepted from or on behalf of, Noteholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of any such jurisdiction. However, ACE may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Noteholders in any such jurisdiction.

The Class A variable voting shares ("Variable Voting Shares"), Class B voting shares ("Voting Shares and, together with the Variable Voting Shares, the "Shares") and the Notes of ACE are listed on the Toronto Stock Exchange (the "TSX"), under the symbols "ACE.A", "ACE.B" and "ACE.NT.A", respectively. The convertible preferred shares of ACE ("Preferred Shares") are not listed for trading on an exchange. The Notes are convertible at the option of the Noteholders into Voting Shares (if the Notes are owned and controlled by a Canadian) or into Variable Voting Shares (if the Notes are not owned and controlled by a Canadian) at a conversion ratio of approximately 40.6917 Shares per Cdn$1,000 principal amount of Notes, subject to adjustment in certain events in accordance with the indenture governing the Notes.

The intention to make the Offer was announced on December 10, 2008. The closing prices of the Notes and the Shares on the TSX on December 10, 2008, the last full trading day immediately preceding the announcement of the Offer, were Cdn$83.00 per Cdn$100 principal amount of Notes, Cdn$3.30 per Variable Voting Share and Cdn$3.34 per Voting Share.

The Corporation announced on December 10, 2008 that it intends to seek court and shareholder approvals for a plan of arrangement pursuant to which a court appointed liquidator will proceed with the distribution of the Corporation’s net assets, including its shares in Air Canada, in an orderly fashion, after providing for outstanding liabilities and costs of the transaction, and thereafter to voluntarily dissolve. See "Issuer Bid Circular - Concurrent Transactions".

Noteholders should carefully consider the income tax consequences of accepting the Offer and depositing Notes in the Offer. See "Issuer Bid Circular — Income Tax Considerations".

Registration of interests in and transfers of Notes may currently only be made through a book entry only system administered by CDS Clearing and Depository Services Inc. ("CDS"). As such, in order to tender their Notes to the Offer, as described herein, Noteholders must complete the documentation and follow the instructions provided by their investment dealer, broker or other nominee prior to 5:00 p.m. (Montreal time) on January 19, 2009. Your investment dealer, broker or other nominee may set a deadline that is earlier than this deadline, and as such you should contact your investment dealer, broker or other nominee for assistance. See "Offer to Purchase – Procedure for Depositing Notes".

Neither ACE nor its board of directors (the "Board of Directors"), in making the decision to present the Offer to Noteholders, makes any recommendation to any Noteholder as to whether to deposit or refrain from depositing Notes. Noteholders are urged to consult their own investment and tax advisors and make their own decision whether to deposit Notes to the Offer and, if so, what principal amount of Notes to deposit. See "Issuer Bid Circular – Valuation".

All dollar references in the Offer to Purchase and the Circular are in Canadian dollars (Cdn$), except where otherwise indicated.

TABLE OF CONTENTS

Page	Page
SUMMARY TERM SHEET
INFORMATION FOR UNITED STATES NOTEHOLDERS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
IMPORTANT NOTICE RELATING TO ACQUISITIONS AND DISPOSITIONS OF NOTES
OFFER TO PURCHASE
THE OFFER
PROCEDURE FOR DEPOSITING NOTES
WITHDRAWAL RIGHTS
CONDITIONS OF THE OFFER
ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES
EXTENSION AND VARIATION OF THE OFFER
ENCUMBRANCES AND ACCRUED INTEREST
NOTICE
OTHER TERMS OF THE OFFER
ISSUER BID CIRCULAR
ACE AVIATION HOLDINGS INC.
CONCURRENT TRANSACTIONS
PURPOSE AND EFFECT OF THE OFFER
VALUATION
WITHDRAWAL RIGHTS
FINANCIAL STATEMENTS
PRICE RANGE OF NOTES
1 6 6 7 8 8 9 11 12 14 14 15 16 16 18 18 25 27 29 30 30 30
PRICE RANGE OF SHARES
DIVIDEND POLICY
PREVIOUS PURCHASES AND SALES
PREVIOUS DISTRIBUTIONS
OWNERSHIP OF ACE'S SECURITIES; ARRANGEMENTS CONCERNING NOTES
CONTRACTS, ARRANGEMENTS OR UNDERTAKINGS WITH NOTEHOLDERS
ACCEPTANCE OF OFFER
COMMITMENTS TO ACQUIRE NOTES
BENEFITS FROM THE OFFER
PRIOR SECURITIES TRANSACTIONS
MATERIAL CHANGES IN THE AFFAIRS OF THE CORPORATION
GOING PRIVATE TRANSACTION OR BUSINESS COMBINATION
INCOME TAX CONSIDERATIONS
LEGAL MATTERS AND REGULATORY APPROVALS
SOURCE OF FUNDS
DEPOSITARY
FEES AND EXPENSES
STATUTORY RIGHTS
APPENDIX 1 - VALUATION REPORT
APPROVAL AND CERTIFICATE
CONSENT OF STIKEMAN ELLIOTT LLP
CONSENT OF VALUATOR
31 32 33 33 36 41 41 41 41 41 41 42 42 47 47 47 48 48 51 A-1 C-1 C-1

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information relating to the Offer, but you should understand that it does not describe all of the details of the Offer to the same extent described elsewhere herein. We urge you to read the entire Offer to Purchase, Circular and Letter of Transmittal because they contain important information. We have included references to the sections of the Offer where you will find a more complete discussion.

Who is offering to purchase my Notes?	ACE Aviation Holdings Inc., which we refer to as "we," "us", the "Corporation" or "ACE".
What securities are included in this Offer?	We are offering to purchase all of the issued and outstanding 4.25% Convertible Senior Notes due 2035 of ACE.
What will the purchase price of the Notes be?
The Purchase Price for the Notes will be Cdn$900 per Cdn$1,000 principal amount of Notes.

If your Notes are purchased under the Offer, you will be paid the Purchase Price (subject to applicable withholding taxes, if any (See "Income Tax Considerations — Non-Residents of Canada")) in cash, promptly following the expiration of the Offer. Other than as described above, under no circumstances will we pay you interest on the Purchase Price, even if there is a delay in making payment. See "Offer to Purchase — The Offer".

On December 10, 2008, Ernst & Young LLP (the "Valuator") delivered its valuation report to the Board of Directors. The valuation report has been prepared in compliance with the provisions of applicable Canadian securities laws. A copy of the valuation report is attached to this Circular as Appendix 1. Noteholders should carefully review and consider the valuation report in its entirety. The valuation report is subject to the assumptions, limitations and qualifications set out therein.

The valuation report, dated December 10, 2008 and effective as at December 9, 2008, contains the Valuator's opinion that, based on the scope of their review and subject to the assumptions, restrictions and limitations provided therein, the fair market value of the Notes, per $1,000 principal amount of Notes, at December 9, 2008, ranges from approximately $825 to $875, or a mid-point of $850. See "Issuer Bid Circular — Valuation" and the complete copy of the valuation report attached to the Circular as Appendix 1.

What principal amount of Notes will ACE purchase?	We are offering to purchase all of the issued and outstanding Notes.
Will I receive accrued and unpaid interest on the Notes I tender?
The Notes bear interest at a rate of 4.25% per year, payable semi-annually in arrears on June 1st and December 1st of each year. Notwithstanding anything to the contrary contained in the Offer or the Circular or the Letter of Transmittal, if you deposit your Notes under the Offer, you will not be entitled to receive accrued and unpaid interest on such Notes.

Why is ACE making this Offer?	The Board of Directors believes that the purchase of Notes pursuant to the Offer is in the best interests of the Corporation. See "Offer to Purchase – Purpose and Effect of the Offer".
How will ACE pay for the Notes?	We expect to fund the purchase of Notes under the Offer and the payment of related fees and expenses with cash on hand. See "Issuer Bid Circular – Source of Funds".
In what currency will ACE pay for the Notes I tender?
We will pay the Purchase Price (less applicable withholding taxes, if any) in Canadian dollars. On December 10, 2008, the inverse of the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York was Cdn$1.00 = US$0.7966. See "Issuer Bid Circular – ACE Aviation Holdings Inc. – Presentation of Financial Information and Exchange Rate Data".

How do I tender my Notes?
Registration of interests in and transfers of Notes may currently only be made through a book entry only system administered by CDS Clearing and Depository Services Inc. ("CDS"). As such, in order to tender your Notes to the Offer, you must complete the documentation and follow the instructions provided by your investment dealer, broker or other nominee prior to 5:00 p.m. (Montreal time) on January 19, 2009. Your investment dealer, broker or other nominee may set a deadline that is earlier than this deadline, and as such you should contact your investment dealer, broker or other nominee for assistance. Your investment dealer, broker or other nominee must tender your Notes in accordance with the procedures for book-entry transfer established by CDS. See "Offer to Purchase – Procedure for Depositing Notes".

How long do I have to tender my Notes? Can the Offer be extended, varied or terminated?
You may tender your Notes until the Offer expires.  The Offer expires at 5:00 p.m. (Montreal time) on January 19, 2009, unless extended, varied or withdrawn by ACE.  It is likely that your investment dealer, broker or other nominee holding your Notes has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your investment dealer, broker, or other nominee to find out the nominee's deadline.

We can extend or vary the Offer in our sole discretion. See "Offer to Purchase — Extension and Variation of the Offer". We can also terminate the Offer under certain circumstances. See "Offer to Purchase — Conditions of the Offer".

How will I be notified if ACE extends the Offer?
We will issue a press release by 9:00 a.m. (Montreal time) on the business day after the previously scheduled expiration date if we decide to extend the Offer. See "Offer to Purchase – Extension and Variation of the Offer".

Are there any conditions to the Offer?
Yes.  The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and changes in general market conditions or our business that, in our judgment, make it inadvisable to proceed with the Offer. See "Offer to Purchase — Conditions of the Offer".

Once I have tendered Notes in the Offer, can I withdraw my tender?
Yes. You may withdraw any Notes you have tendered (i) at any time prior to the Expiration Date, (ii) at any time if the Notes have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal with respect to such Notes, (iii) if the Notes have been taken up but not paid for by the Corporation within three business days of being taken up, and, (iv) if the Notes have not been taken up after 12:00 midnight (Montreal time) on February 10, 2009. See "Offer to Purchase – Withdrawal Rights".

How do I withdraw Notes I previously tendered?
Withdrawals of Notes deposited pursuant to the Offer must be effected via CDS and through your investment dealer, broker or other nominee holding your Notes. A notice of withdrawal of Notes deposited must actually be received by the Depositary in a manner such that the Depositary has a written or printed copy of such notice of withdrawal. You should contact your investment dealer, broker or other nominee holding your Notes for assistance. See "Offer to Purchase – Withdrawal Rights".

What impact will the Offer have on the liquidity of the market for ACE's Notes?
The purchase of Notes by us pursuant to the Offer will reduce the amount of Notes that might otherwise trade publicly, as well as the number of Noteholders, and, depending on the number of Noteholders depositing and the amount of Notes purchased under the Offer, could adversely affect the liquidity and market value of the remaining Notes held by the public.

The rules and regulations of the TSX establish certain distribution criteria which, if not met, could lead to the delisting of the Notes from such exchange. Among such criteria are the minimum number of Noteholders, the minimum number of Notes publicly held and the aggregate market value of the Notes publicly held. Depending on the amount of Notes purchased pursuant to the Offer, it is possible that the Notes would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Notes could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Notes. See "Issuer Bid Circular – Purpose and Effect of the Offer".

How will ACE accept and pay for the Notes I tender?
We will take up the Notes to be purchased pursuant to the Offer promptly after the Expiration Date, but in any event not later than ten days after such time. ACE will pay for such Notes within three business days after taking up the Notes. See "Offer to Purchase — Acceptance for Payment and Payment for Notes".

Has ACE or its Board of Directors adopted a position on this Offer?
In making the decision to present the Offer to Noteholders, neither ACE nor its Board of Directors makes any recommendation to any Noteholder as to whether to deposit or refrain from depositing Notes. You are urged to consult your own investment and tax advisors and make your own decision whether to deposit Notes to the Offer and, if so, what principal amount of  Notes to deposit. See "Issuer Bid Circular – Valuation".

Will I have to pay brokerage commissions?
In depositing your Notes, you will not be obligated to pay brokerage fees or commissions to us or the Depositary. However, we recommend that you consult with your own investment dealer, broker or other nominee to determine whether any fees or commissions are payable to your own investment dealer, broker or other nominee in connection with your deposit of Notes pursuant to the Offer.
What are the income tax consequences if I tender my Notes?
You should carefully consider the income tax consequences of depositing Notes pursuant to the Offer. We urge you to consult your own investment and tax advisors. See "Issuer Bid Circular — Income Tax Considerations".

What is a recent market price of my ACE Notes?
On December 10, 2008, the last full trading day prior to the announcement of the approval by our Board of Directors of the Offer, the closing price on the TSX of $100 principal amount of Notes was $83.00. See "Issuer Bid Circular— Price Range of Notes".

Can I still convert my Notes into ACE Shares?
Yes. However, if you tender your Notes in the Offer, you may convert your Notes only if you first properly withdraw your Notes from the Offer before your right to withdraw has expired. The Notes are convertible at the option of the Noteholders into Voting Shares (if the Notes are owned and controlled by a Canadian) or into Variable Voting Shares (if the Notes are not owned and controlled by a Canadian), at a conversion ratio of approximately 40.6917 Shares per $1,000 principal amount of the Notes, subject to adjustment in certain events in accordance with the indenture governing the Notes. On December 10, 2008, the closing prices of the Shares on the TSX was $3.30 per Variable Voting Share and $3.34 per Voting Share.

What is the impact on my Notes of the Corporation's intention to liquidate?
ACE announced on December 10, 2008 that it intends to seek court and shareholder approvals for a plan of arrangement pursuant to which a court appointed liquidator will proceed with the distribution of ACE's net assets, including its shares in Air Canada, in an orderly fashion, after providing for outstanding liabilities and costs of the transaction, and thereafter to voluntarily dissolve. See "Issuer Bid Circular – Concurrent Transactions".

Subject to court and regulatory approvals, the special meeting of shareholders of ACE is expected to be held in February 2009. Subject to the approval of the plan of arrangement by the shareholders of ACE and the court, and the obtention of any required tax clearance certificate and any other regulatory approvals, payments and distributions under the liquidation process would occur at the discretion of the liquidator and no assurances can be given as to the amount, timing and order of payments under the liquidation process. See "Issuer Bid Circular – Concurrent Transactions".

In the event of a dissolution or liquidation of the Corporation, the Corporation shall mail to Noteholders and file with the trustee under the indenture governing the Notes a notice stating the proposed effective date of such liquidation or dissolution. The Corporation has to mail such notice at least 20 days before the proposed effective date.  Noteholders that do not exercise their right to convert their Notes into underlying Shares will remain creditors of the Corporation and payment of the principal amount of their Notes and any accrued and unpaid interest will be a matter for the liquidation process.

Who can I talk to if I have questions?
For further information regarding the Offer, you may contact the Depositary or you may consult your own investment dealer, broker or other nominee. The addresses and telephone and facsimile numbers of the Depositary are set forth on the last page of this Offer.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION AS TO WHETHER NOTEHOLDERS SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING NOTES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION.

INFORMATION FOR UNITED STATES NOTEHOLDERS

The Notes are not registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Corporation has filed with the United States Securities and Exchange Commission (the "SEC") an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the Exchange Act, and Rule 13e-4(c)(2) promulgated thereunder. See "Issuer Bid Circular – ACE Aviation Holdings Inc. – Additional Information".

The enforcement by Noteholders of civil liabilities under the United States federal securities laws may be adversely affected by the fact that the Corporation is incorporated under the laws of Canada and a majority of its officers and directors are residents of countries other than the United States. Enforcement of civil liabilities under U.S. securities laws may further be adversely affected by the fact that some or all of the experts named in this Offer to Purchase and the Circular may be residents of Canada.

Financial statements referenced herein have been prepared in accordance with Canadian generally accepted accounting principles and thus are not comparable in all respects to financial statements of United States companies.

Noteholders should be aware that acceptance of the Offer may have tax consequences under United States and Canadian law. Noteholders should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Notes pursuant to the Offer. See "Issuer Bid Circular – Income Tax Considerations – Certain United States Federal Income Tax Considerations".

All dollar amounts set forth herein are expressed in Canadian dollars, except where otherwise indicated. This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed on the accuracy or adequacy of the Offer. Any representation to the contrary is a criminal offence.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and this Circular may contain statements that constitute forward-looking information or statements ("forward-looking statements"), that include, but are not limited to, statements respecting: the Corporation continuing to have sufficient financial resources and working capital to conduct its business affairs; the market for the Notes of the Corporation being materially less liquid than the market that exists at the time of the making of the Offer; future purchases of additional Notes of the Corporation following expiry of the Offer; the intention of the Corporation to seek Court and shareholder approval for a plan of arrangement pursuant to which a Court appointed liquidator will distribute the Corporation's net assets and thereafter voluntarily dissolve. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances. The Corporation cautions you not to place undue reliance upon such forward-looking statements, which speak only as of the date they are made. The words "anticipate", "believe", "estimate", and "expect" and similar expressions or the negative of such expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual events or the Corporation's actual results or performance to differ from the projected events, results or performance contained in such forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, the following: general economic and business conditions; changes in competition; interest rate fluctuations; currency exchange rate fluctuations; volatility in the market price of the securities of the Corporation; satisfaction of the Offer conditions; the extent to which holders of Notes determine to tender their Notes to any offer; dependence upon and availability of qualified personnel; changes in government regulation; and other factors discussed in the Corporation's filings with applicable securities regulators. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The forward-looking statements contained in this Offer to Purchase and Circular represent the Corporation's expectations as of the date of this Circular, and are subject to change after such date. However, the Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required under applicable securities regulations.

IMPORTANT NOTICE RELATING TO ACQUISITIONS AND DISPOSITIONS OF NOTES

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e−4 under the Exchange Act, from purchasing any of the Notes outside of the Offer until the expiration of at least ten business days after the expiration or termination of the Offer.

In addition, under applicable Canadian securities laws, except in limited circumstances, we are not permitted to acquire, or make or enter into an agreement, commitment or understanding to acquire, beneficial ownership of the Notes, otherwise than under the Offer until after the Expiration Date. In addition, except for purchases made through the facilities of the TSX and in accordance with applicable Canadian securities laws, during the period commencing on the Expiration Date and ending at the end of the 20th business day after the Expiration Date, whether or not any Notes are take up under the Offer, we must not acquire or offer to acquire beneficial ownership of any Notes except by way of a transaction that is generally available to all Noteholders on identical terms.

Following the dates set forth above, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

We also expressly reserve the absolute right, in our sole discretion from time to time, to purchase any of the Notes through redemption pursuant to the terms of the indenture governing the Notes, whether or not any Notes are purchased pursuant to the Offer.

We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue.

OFFER TO PURCHASE

To the holders of 4.25% Convertible Senior Notes due 2035 of ACE Aviation Holdings Inc.

The Offer

ACE Aviation Holdings Inc. ("ACE" or the "Corporation") hereby offers to purchase from holders (the "Noteholders") of 4.25% Convertible Senior Notes due 2035 (the "Notes") their Notes for cancellation by the Corporation for a purchase price of Cdn$900 per $1,000 principal amount of Notes (the "Purchase Price"), payable in cash and on the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase"), the accompanying issuer bid circular (the "Circular"), the related letter of transmittal (the "Letter of Transmittal") (which together constitute and are hereinafter referred to as the "Offer").

The Offer will expire at 5:00 p.m. (Montreal time) on January 19, 2009, unless withdrawn or extended by ACE (the "Expiration Date").

The Corporation announced on December 10, 2008 that it intends to seek court and shareholder approvals for a plan of arrangement pursuant to which a court appointed liquidator will proceed with the distribution of the Corporation’s net assets, including its shares in Air Canada, in an orderly fashion, after providing for outstanding liabilities and costs of the transaction, and thereafter to voluntarily dissolve. See "Issuer Bid Circular - Concurrent Transactions".

All Noteholders who have, prior to the Expiration Date, properly deposited and not withdrawn their Notes will receive in cash the Purchase Price (subject to applicable withholding taxes, if any), all on the terms and subject to the conditions of the Offer. Notwithstanding anything to the contrary contained in the Offer, the Circular or the Letter of Transmittal, Noteholders accepting the Offer will not be entitled to receive accrued and unpaid interest on the Notes.

For purposes of the Offer, the Corporation will be deemed to have taken up and accepted for payment Notes properly deposited, and not withdrawn, if, as and when the Corporation gives oral (to be confirmed in writing) or written notice to the Depositary of its acceptance of such Notes for payment pursuant to the Offer. ACE will take up such Notes promptly after the Expiration Date, but in any event not later than ten days after such time. The Corporation will pay for such Notes within three business days after taking up the Notes. The Corporation will acquire Notes to be purchased pursuant to the Offer and title thereto under this Offer upon having taken up such Notes even if payment therefore shall have not yet been effected.

The Purchase Price will be denominated in Canadian dollars. All dollar amounts set forth herein are expressed in Canadian dollars, except where otherwise indicated.

The Offer is not conditional upon any minimum principal amount of Notes being deposited. The Offer is, however, subject to certain other conditions. See "Offer to Purchase — Conditions of the Offer".

The accompanying Circular and Letter of Transmittal contain important information and should be read carefully before making a decision with respect to the Offer.

Procedure for Depositing Notes

Manner of Acceptance

The following should be carefully reviewed by Noteholders wishing to deposit their Notes to the Offer.

Registration of interests in and transfers of Notes may currently only be made through a book entry only system administered by CDS. Noteholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its offices in Toronto, Ontario prior to the Expiration Date. As such, in order to deposit their Notes to the Offer, Noteholders must complete the documentation and follow the instructions provided by their investment dealer, broker or other nominee prior to the Expiration Date. Investment dealers, brokers and other nominees may set a deadline that is earlier than this deadline, and as such Noteholders should contact their investment dealer, broker or other nominee for assistance.

The Depositary will establish an account with respect to the Notes at CDS for purposes of the Offer. Any financial institution that is a participant in CDS may make book-entry delivery of the Notes through CDSX by causing CDS to transfer such Notes into the Depositary's account in accordance with CDS procedures for such transfer. Delivery of Notes to the Depositary by means of a book-entry transfer through CDSX will constitute a valid tender under the Offer.

A Noteholder desiring to deposit only a portion of the aggregate principal amount of a Note to the Offer may do so, provided that the principal amount of Notes which is deposited to the Offer is in a denomination of $1,000 or an integral multiple thereof, by advising their investment dealer, broker or other nominee prior to the Expiration Date of the portion of the principal amount thereof that the Noteholder wishes to deposit to the Offer.

Given the settlement rules of the TSX, Noteholders who purchase Notes less than three trading days prior to the Expiration Date should contact their investment dealer, broker or other nominee to confirm how to make an election to participate in the Offer.

Noteholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary's account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer and the Corporation may enforce such terms against them. Delivery of documents to CDS does not constitute delivery to the Depositary.

A copy of the Letter of Transmittal may be obtained at www.sedar.com, or without charge from the Corporate Secretary of the Corporation at 5100 de Maisonneuve Boulevard West, Montreal, Québec, H4A 3T2. The telephone number of the Corporate Secretary's office of ACE is (514) 205-7855 and facsimile number is (514) 205-7859.

Each Noteholder utilizing CDSX, through its CDS participant, to accept the Offer through a book-entry transfer of their holdings into the Depositary's account with CDS shall be deemed to have made the representations and warranties that: (i) it has full power and authority to deposit, sell, assign and transfer the Notes deposited under the Offer, (ii) it owns such Notes free and clear of any hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever and has not sold, assigned or transferred, or agreed to sell, assign or transfer, any of such Notes to any other person, (iii) the deposit of such Notes complies with applicable securities laws, and (iv) if and when such Notes are taken up by the Corporation, the Corporation will acquire good title thereto, free and clear of hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever.

Noteholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary's account with CDS irrevocably constitute and appoint the Corporation, and any other persons designated by the Corporation in writing, as the true and lawful agents, attorneys and attorneys-in-fact of CDS, on behalf of the beneficial owners of the Notes deposited under the Offer, with respect to such Notes,  effective from and after 5:00 p.m. (Montreal time) on the Expiration Date, with full power of substitution, in the name of and on behalf of CDS and the beneficial owners of such Notes (such power of attorney being deemed to be an irrevocable power coupled with an interest) (see the Letter of Transmittal):

(a)	to register or record the transfer and/or cancellation of such Notes on the appropriate registers (as applicable);

(b)
to exercise any and all rights in respect of such Notes, including, without limitation, to vote any or all such Notes, to execute and deliver any and all instruments of proxy, authorizations or consents in a form and on terms satisfactory to the Corporation in respect of any or all such Notes, to revoke any such instrument, authorization or consent given prior to or after 5:00 p.m. (Montreal time) on the Expiration Date, to designate in such instrument, authorization or consent and/or designate in any such instruments of proxy any person or persons as the proxy of CDS, on behalf of the beneficial owners of such Notes, in respect of such Notes, for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof) or resolutions of Noteholders; and

(c)	to exercise any other rights of a holder of such Notes.

A Noteholder who has deposited Notes under the Offer also agrees, pursuant to the terms of the Letter of Transmittal, to execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable in connection with the foregoing or the Offer in order to complete the sale, assignment and transfer of the Notes deposited under the Offer.

The Corporation reserves the right to permit the Offer to be accepted in a manner other than that set forth above under "Procedure for Depositing Notes - Manner of Acceptance".

Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Notes, will be determined by the Corporation, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. ACE reserves the absolute right to reject any or all deposits of Notes determined by it in its sole discretion not to be in proper form nor completed in accordance with the instructions set forth herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Corporation's counsel, be unlawful under the laws of any jurisdiction. ACE also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Notes. No deposit of Notes will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Corporation, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. The Corporation's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law.

Formation of Agreement

The proper deposit of Notes pursuant to the procedures described above will constitute a binding agreement between the depositing Noteholder and the Corporation, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer.

Withdrawal Rights

Except as otherwise expressly provided herein, deposits of Notes pursuant to the Offer will be irrevocable.  Notes deposited pursuant to the Offer may be withdrawn by a Noteholder:

(i)	at any time prior to the Expiration Date;
(ii)	at any time if the Notes have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal with respect to such Notes;
(iii)	if the Notes have been taken up but not paid for by the Corporation within three business days of being taken up; and
(iv)	if the Notes have not been taken up after 12:00 midnight (Montreal time) on February 10, 2009.

Noteholders who wish to withdraw Notes tendered pursuant to the Offer should immediately contact their investment dealer, broker or other nominee in order to take the necessary steps to be able to withdraw such Notes. Participants of CDS should contact the Depository with respect to the withdrawal of Notes tendered pursuant to the Offer.

Withdrawals of Notes deposited pursuant to the Offer must be effected via CDS and through your investment dealer, broker or other nominee holding your Notes. A notice of withdrawal of Notes deposited must actually be received by the Depositary in a manner such that the Depositary has a written or printed copy of such notice of withdrawal. Any such notice of withdrawal (i) must be signed by the CDS participant who tendered the Notes through CDSX in the same manner as the participant's name is listed on the applicable Book-Entry Confirmation or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes, and (ii) must specify the name of the person who deposited the Notes to be withdrawn, the name of the registered holder, if different from that of the person who deposited such Notes, and the principal amount of Notes to be withdrawn. A withdrawal of Notes deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of a properly completed and executed notice of withdrawal in writing.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Corporation, in its sole discretion, which determination shall be final and binding. None of the Corporation, the Depositary or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

Any Notes properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn Notes may be redeposited prior to the Expiration Date by again following the procedures described herein. See "Procedure for Depositing Notes".

If a Noteholder tenders Notes in the Offer, such Noteholder may convert such Notes only if the Noteholder withdraws such Notes from the Offer prior to the time the Noteholder’s right to withdraw has expired.

The Notes are convertible at the option of the Noteholders into Voting Shares (if the Notes are owned and controlled by a Canadian) or into Variable Voting Shares (if the Notes are not owned and controlled by a Canadian), at a conversion ratio of approximately 40.6917 Shares per $1,000 principal amount of the Notes, subject to adjustment in certain events in accordance with the indenture governing the Notes.

If ACE extends the period of time during which the Offer is open, is delayed in its purchase of Notes or is unable to purchase Notes pursuant to the Offer for any reason, then, without prejudice to ACE's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of ACE all Notes deposited under the Offer. The Corporation's reservation is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Corporation must pay the consideration offered or return the Notes tendered promptly after termination or withdrawal of the Offer. In the event of such retention, such Notes may not be withdrawn except to the extent depositing Noteholders are entitled to withdrawal rights as described under this section.

Conditions of the Offer

Notwithstanding any other provision of the Offer, the Corporation shall not be required to accept for purchase, to purchase or to pay for any Notes deposited, and may withdraw, terminate, cancel or amend the Offer or may postpone the payment for Notes deposited, if, at any time before the payment for any such Notes, any of the following events shall have occurred (or shall have been determined by the Corporation to have occurred) which, in the Corporation's sole judgment in any such case and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

(a)
there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Notes by the Corporation or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) seeking material damages or that otherwise, in the sole judgment of the Corporation, acting reasonably, has or may have a material adverse effect on the Notes or the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Corporation or its affiliates taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Corporation;

(b)
there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Corporation or its affiliates by any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of the Corporation, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or, in the sole judgment of ACE, acting reasonably, would or might prohibit, prevent, restrict or delay consummation of or materially impair the contemplated benefits to the Corporation of the Offer;

(c)
there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) a natural disaster or the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada, the United States, Europe, Asia or any other region where the Corporation maintains significant business activities, (iv) any limitation by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Corporation, acting reasonably, might affect the extension of credit by banks or other lending institutions, (v) any significant decrease in the market price of the Variable Voting Shares, Voting Shares or the Notes since the close of business on December 10, 2008, (vi) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Corporation's business, operations or prospects or the trading in, or value of, the Variable Voting Shares, the Voting Shares or the Notes, or (vii) any decline in any of the S&P/TSX Composite Index, the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10%, measured from the close of business on December 10, 2008;

(d)
there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Corporation or its affiliates that, in the sole judgment of the Corporation, acting reasonably, has, have or may have material adverse significance with respect to the Corporation or its affiliates taken as a whole;

(e)
any take-over bid or tender or exchange offer with respect to some or all of the securities of the Corporation, or any merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving the Corporation or its affiliates, other than the Offer, shall have been proposed, announced or made by any individual or entity, excluding the substantial issuer bid by ACE with respect to its Preferred Shares announced on December 10, 2008 concurrently with the announcement of the Offer;

(f)
the Corporation shall have concluded, in its sole judgment, acting reasonably, that the Offer or the taking up and payment for any or all of the Notes by the Corporation is illegal or not in compliance with applicable law, or that necessary exemptions under applicable securities legislation are not available to the Corporation for the Offer and, if required under any such legislation, the Corporation shall not have received the necessary exemptions from or approvals or waivers of the appropriate courts or applicable securities regulatory authorities in respect of the Offer;

(g)
any change shall have occurred or been proposed to the Income Tax Act (Canada) or the Income Tax Regulations, as amended, or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency, or to the Canada Transportation Act, as amended, that, in the sole judgment of the Corporation, acting reasonably, is detrimental to ACE or its affiliates taken as a whole or to a Noteholder, or with respect to making the Offer or taking up and paying for Notes deposited under the Offer; or

(h)
any change shall have occurred or been proposed to the United States Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, or publicly available administrative policies of the U.S. Internal Revenue Service that, in the sole judgment of the Corporation, acting reasonably, is detrimental to ACE or its affiliates taken as a whole or to a Noteholder, or with respect to making the Offer or taking up and paying for Notes deposited under the Offer.

The foregoing conditions are for the sole benefit of the Corporation and may be asserted by the Corporation regardless of the circumstances, except with respect to any action or inaction by the Corporation, giving rise to any such conditions, or may be waived by the Corporation, in whole or in part, if not satisfied on or prior to the Expiration Date.  The failure by the Corporation at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; and the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances.  The Corporation confirms that if it fails to exercise or waives a condition to the Offer, it may be required, depending upon the materiality of such failure or waiver and the number of days remaining in the Offer, to extend the Offer and circulate new disclosure to Noteholders.

Any waiver of a condition or the withdrawal of the Offer by the Corporation shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Corporation is delivered or otherwise communicated, in writing, to the Depositary at its principal office in Montreal, Québec. ACE, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and provide and cause to be provided notice of such waiver or withdrawal to the TSX and the applicable Canadian and U.S. securities regulatory authorities. In addition, if required by applicable securities laws, the Corporation will cause the Depositary to provide to CDS, as the registered holder of all Notes, a copy of the notice in the manner set forth below under "Notice" as soon as practicable thereafter. If the Offer is withdrawn, the Corporation shall not be obligated to take up, accept for purchase or pay for any Notes deposited under the Offer.

Acceptance for Payment and Payment for Notes

The Corporation will take up the Notes to be purchased pursuant to the Offer promptly after the Expiration Date, but in any event not later than ten days after such time. The Corporation will pay for such Notes within three business days after taking up the Notes. The Corporation will acquire Notes to be purchased pursuant to the Offer and title thereto upon having taken up such Notes even if payment therefore shall have not been effected.

Principal Amount of Notes

For purposes of the Offer, the Corporation will be deemed to have taken up and accepted for payment Notes properly deposited, and not withdrawn if, as and when the Corporation gives oral (to be confirmed in writing) or written notice to the Depositary at its principal office in Montreal, Québec of its acceptance of such Notes for payment pursuant to the Offer.

Payment

The Purchase Price payable by the Corporation will be denominated in Canadian dollars.

Payment for Notes accepted for purchase pursuant to the Offer will be made by depositing the aggregate Purchase Price for such Notes with the Depositary (by bank transfer or other means satisfactory to the Depositary), who will act as agent for the depositing Noteholders for the purposes of receiving payment from the Corporation and transmitting such payment to CDS for the account of the CDS participants of the depositing Noteholders. Receipt by the Depositary from the Corporation of payment for such Notes will be deemed to constitute receipt of payment by such depositing Noteholders. Under no circumstances will interest be paid by the Corporation or the Depositary to Noteholders depositing Notes by reason of any delay in paying for any Notes or otherwise.

The Offer provides Noteholders with the opportunity to sell their Notes without incurring brokerage commissions. However, Noteholders are cautioned to consult with their own investment dealers, brokers or other nominees to determine whether any fees or commissions are payable to their investment dealers, brokers or other nominees in connection with a deposit of Notes pursuant to the Offer. ACE will pay all fees and expenses of the Depositary in connection with the Offer.

Extension and Variation of the Offer

Subject to applicable law, the Corporation expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified herein shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice (to be confirmed in writing), of extension or variation to the Depositary and by causing the Depositary to provide to CDS, as the registered holder of all Notes, a copy of the notice in the manner set forth below under "Notice" as soon as practicable thereafter. Promptly after giving notice of an extension or variation to the Depositary, the Corporation will make a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Montreal time), on the next business day after the last previously scheduled or announced expiration date) and provide or cause to be provided notice of such extension or variation to the TSX and the applicable Canadian and U.S. securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated, in writing, to the Depositary at its principal office in Montreal, Québec.

Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of a condition of the Offer or a variation consisting solely of an increase in the consideration offered under the Offer where the Expiration Date is not extended for a period of greater than ten business days), the period during which Notes may be deposited pursuant to the Offer shall not expire before ten business days after the notice of variation has been mailed, delivered or otherwise properly communicated to Noteholders unless otherwise permitted by applicable legislation. During any such extension or in the event of any variation, all Notes previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Corporation in accordance with the terms of the Offer, subject to the terms and conditions set forth in this Offer to Purchase under "Acceptance for Payment and Payment for Notes" and "Withdrawal Rights". An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Corporation of its rights in this Offer to Purchase.

Notwithstanding the foregoing, except as required by applicable Canadian and U.S. securities legislation, the Offer may not be extended by the Corporation if all the terms and conditions of the Offer have been complied with (except those waived by the Corporation), unless the Corporation first takes up and pays for all Notes properly deposited under the Offer and not withdrawn.

The Corporation also expressly reserves the right, in its sole and absolute discretion (i) to terminate the Offer and not take up and pay for any Notes not theretofore taken up and paid for upon the occurrence of any of the conditions specified in this Offer to Purchase under "Conditions of the Offer", and/or (ii) at any time or from time to time, to amend the Offer in any respect, including decreasing the aggregate principal amount of Notes the Corporation may purchase or increasing or decreasing the price it may pay pursuant to the Offer, subject to applicable Canadian and U.S. securities legislation.

Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement. Without limiting the manner in which the Corporation may choose to make any public announcement, except as provided by applicable law, the Corporation shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service.

If the Corporation makes a material change in the terms of the Offer or the information concerning the Offer, the Corporation will extend the time during which the Offer is open to the extent required under applicable Canadian and U.S. securities legislation.

Encumbrances and Accrued Interest

Notes acquired pursuant to the Offer shall be acquired by the Corporation free and clear of all hypothecs, liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom.

The Notes bear interest at a rate of 4.25% per year, payable semi annually in arrears on June 1st and December 1st of each year. Notwithstanding anything to the contrary contained in the Offer, the Circular or the Letter of

Transmittal, Noteholders accepting the Offer will not be entitled to receive accrued and unpaid interest on the Notes.

Notice

Without limiting any other lawful means of giving notice under the indenture governing the Notes, any notice that the Corporation or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given if it is mailed by first class mail or delivered by an overnight delivery service to CDS, unless otherwise specified by applicable securities legislation. The Corporation understands that, upon receipt of any such notice, CDS will provide a notice to its CDS participants in accordance with the applicable CDS policies and procedures for the book entry system then in effect.

These provisions apply notwithstanding any accidental omission to give notice and notwithstanding any interruption of mail services in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, the Corporation will use reasonable efforts to disseminate any notice required under applicable securities legislation by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Corporation or the Depositary may give or cause to be given under the Offer, and which is required to be given under applicable securities legislation, will be deemed to have been properly given and to have been received if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail, in La Presse and in The Wall Street Journal.

Other Terms of the Offer

(a)
No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Corporation other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Corporation.

(b)
The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.  Each party to a contract resulting from an acceptance of the Offer unconditionally and irrevocably attorns to the jurisdiction of the courts of the Province of Québec.

(c)
ACE, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Notes, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law.

(d)
The Offer is not being made to, and deposits of Notes will not be accepted from or on behalf of, Noteholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. ACE may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Noteholders in any such jurisdiction.

Neither ACE nor its Board of Directors in making the decision to present the Offer to Noteholders, makes any recommendation to any Noteholder as to whether to deposit or refrain from depositing Notes.  Noteholders are urged to consult their own investment and tax advisors and make their own decision whether to deposit Notes to the Offer and, if so, what principal amount of Notes to deposit.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities legislation and the tender offer information required to be delivered to security holders under U.S. securities legislation applicable to the Corporation with respect to the Offer.

The accompanying Circular contains additional information relating to the Corporation and the Offer and the Corporation urges you to read it and the Letter of Transmittal.

DATED this 12th day of  December 2008.

ACE AVIATION HOLDINGS INC.

By:	(Signed) ROBERT A. MILTON
Chairman, President and Chief Executive Officer

By:	(Signed) BRIAN DUNNE
Executive Vice President and Chief Financial Officer

ISSUER BID CIRCULAR

This Circular is being furnished in connection with the offer by ACE to purchase all of the issued and outstanding Notes. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of its terms and conditions.

ACE Aviation Holdings Inc.

Nature of Business

ACE is a holding company with interests in Air Canada and Aero Technical Support & Services Holdings sarl. ACE's cash and cash equivalents amounted to approximately Cdn$811 million as of December 10, 2008. The Variable Voting Shares, Voting Shares and Notes of ACE are listed on the TSX under the symbols "ACE.A", "ACE.B" and "ACE.NT.A", respectively. The Preferred Shares of ACE are not listed for trading on an exchange.

The head office of ACE is located at 5100 de Maisonneuve Boulevard West, Montreal, Québec, H4A 3T2. The telephone number of the Corporate Secretary's office of ACE is (514) 205-7855 and facsimile number is (514) 205-7859. Its website is www.aceaviation.com (for greater certainty, the content of such website is not in any way incorporated by reference herein).

Air Canada

Air Canada is Canada's largest domestic and international airline and the largest provider of scheduled passenger services in the Canadian market, the Canada – U.S. transborder market and in the international market to and from Canada. The Class A variable voting shares and Class B voting shares of Air Canada are listed on the TSX under the symbols "AC.A" and "AC.B", respectively. As of December 10, 2008 ACE held a 75% ownership interest in Air Canada.

The head office of Air Canada is located at 7373 Côte Vertu Boulevard West, Saint-Laurent, Québec, H4Y 1H4.

Aero Technical Support & Services Holdings

ACE has a 27.8% interest in Aero Technical Support & Services Holdings sarl, an entity incorporated in Luxembourg which purchased the assets and conducts the business previously operated by ACTS LP. Through its subsidiaries, including Aveos Fleet Performance Inc. and Aeroman, it is a full service provider of airframe, engine, component and maintenance solutions with facilities in Montreal, Winnipeg, Vancouver and Toronto in Canada and San Salvador in El Salvador.

Corporate Structure and Share Capital

ACE was incorporated on June 29, 2004 under the Canada Business Corporations Act ("CBCA") and became the parent holding company of the reorganized Air Canada and its subsidiaries upon the implementation of the consolidated plan of reorganization, compromise and arrangement of Air Canada and certain of its subsidiaries under the CBCA, the Companies' Creditors Arrangement Act ("CCAA") and the Business Corporations Act (Alberta) which was implemented on September 30, 2004 (referred to herein as the "Plan").

As part of the Plan, ACE offered rights to Air Canada's creditors with proven claims to subscribe for up to Cdn$850 million of Voting Shares and/or Variable Voting Shares. Pursuant to its standby purchase agreement with Air Canada, Deutsche Bank Securities Inc. ("Deutsche Bank") agreed to act as the exclusive standby purchaser in respect of the rights offering. Deutsche Bank and the participants in its syndicate subscribed for all the Shares not otherwise subscribed for by the creditors at a subscription price per Share of Cdn$21.50, which represented the subscription price of Cdn$20 paid by creditors, plus a premium of Cdn$1.50. On September 30, 2004, ACE completed the issuance of Shares under such rights offering for total gross proceeds of Cdn$865 million, including the amount of the premium paid by Deutsche Bank and the participants of its syndicate pursuant to the standby purchase agreement.

On September 30, 2004, Promontoria Holding III B.V. ("Cerberus Affiliate") invested Cdn$250 million in ACE in consideration for the issuance to it of 12,500,000 Preferred Shares initially convertible into 9.16% of the fully diluted equity of ACE upon emergence from the CCAA proceedings. For a summary of the terms of the Preferred Shares, see "Issuer Bid Circular — Corporate Structure and Share Capital — Convertible Preferred Shares".

Pursuant to the investment agreement with the Cerberus Affiliate dated June 23, 2004 (the "Investment Agreement"), two of the nine current members of the board of directors of ACE are designated by the Cerberus Affiliate. For as long as the Cerberus Affiliate and its affiliates continue to hold at least 50% but less than 75% of the Preferred Shares (or Shares into which they are converted or convertible) originally purchased under the Investment Agreement, the Cerberus Affiliate will have the right to designate two individuals to the board of directors of ACE. If the Cerberus Affiliate and its affiliates hold at least 25% but less than 50% of the Preferred Shares (or Shares into which they are converted or convertible) originally purchased under the Investment Agreement, the Cerberus Affiliate has the right to designate one member of the board of directors of ACE. If the Cerberus Affiliate and its affiliates hold at least 2.5% of the economic equity interests of ACE, the Cerberus Affiliate has the right, at reasonable times and upon reasonable notice, to have access to the management of ACE and to all reasonable financial and operating information of ACE, including business plans, budgets and quarterly results, in order to consult with management of ACE and express its views on the business and affairs of ACE and its subsidiaries.

The terms attached to the Preferred Shares provide the holders of Preferred Shares with pre-emptive rights on any issuance or sale by ACE of Variable Voting Shares or Voting Shares or other equity securities, rights, options, warrants or other convertible securities which represent rights to purchase Variable Voting Shares or Voting Shares. As of December 10, 2008, the Cerberus Affiliate was the registered holder of 6,550,000 Preferred Shares, representing 52.4% of all outstanding Preferred Shares.

On April 6, 2005, ACE completed a public offering of an aggregate of 11,350,000 Voting Shares and Variable Voting Shares at a price of Cdn$37 per share for gross proceeds of approximately Cdn$420 million. On April 6, 2005, ACE also completed a public offering of approximately Cdn$300 million of Notes. ACE used approximately Cdn$553 million of the aggregate net cash proceeds of the offerings to repay all of its outstanding debt under the exit credit facility with General Electric Capital Corporation ("GECC"). On April 13, 2005, following the exercise of the over-allotment option by the underwriters, ACE issued an additional 1,135,000 Variable Voting Shares at a price of Cdn$37 per share and Cdn$30 million of Notes for additional aggregate gross proceeds of approximately Cdn$72 million. ACE used the additional proceeds for general corporate purposes.

On October 16, 2007, ACE completed the sale of a 70% interest in ACTS.  On closing, ACE received net cash proceeds of Cdn$723 million, which included the settlement of a Cdn$200 million inter-company note payable from ACTS to ACE.  Within six months of closing, ACE was entitled to receive up to an additional Cdn$40 million in cash proceeds, from funds held in escrow, conditional upon the completion of certain supplier contracts within specified terms.  On January 14, 2008, ACE announced that it had received the full balance of Cdn$40 million. Following the redemption of the exchangeable share issued to a party related to Grupo TACA Holdings Limited, the establishment of an initial ACTS Long Term Incentive Plan and the exercise of a put option by an entity related to Grupo TACA, ACE holds a 27.8% equity interest in Aero Technical Support & Services Holdings sarl which purchased the assets and conducts the business previously operated by ACTS LP.

On October 22, 2007, ACE completed the sale of 22.0 million trust units of Aeroplan Income Fund at a price of Cdn$21.90 per unit, for net proceeds of approximately Cdn$463 million. Immediately following the closing of the offering, ACE's interest in Aeroplan Income Fund represented approximately 20.1% of the units issued and outstanding.

On October 22, 2007, ACE completed the sale of 35.5 million trust units of Jazz Air Income Fund at a price of Cdn$7.75 per unit, for net proceeds of approximately Cdn$263 million. Immediately following the closing of the offering, ACE's interest in Jazz Air Income Fund represented approximately 20.1% of the units issued and outstanding.

On December 3, 2007, ACE announced a substantial issuer bid to purchase for cancellation up to Cdn$1.5 billion of its Variable Voting Shares and Voting Shares for an aggregate of up to 54,151,624 shares. On January 10, 2008, ACE announced the final results of its offer to purchase, and confirmed that it had taken up and accepted for purchase and cancellation a total of 40,023,427 Variable Voting Shares and 9,894,166 Voting Shares at Cdn$30.00 per share for an aggregate purchase price of approximately Cdn$1.498 billion.

On January 24, 2008, ACE sold 13.0 million trust units of Jazz Air Income fund on an exempt trade basis for gross proceeds of approximately Cdn$96.85 million reducing its ownership interest in Jazz Air Income Fund to approximately 9.5%.

On April 21, 2008, ACE completed the sale of 20.4 million trust units of Aeroplan Income Fund at a price of Cdn$17.50 per unit, for net proceeds of approximately Cdn$343 million. Immediately following the closing of the offering, ACE's interest in Aeroplan Income Fund represented approximately 9.9% of the units issued and outstanding.

On May 9, 2008, ACE announced a substantial issuer bid to purchase for cancellation up to Cdn$500 million of its Variable Voting Shares and Voting Shares for an aggregate of up to 23,809,523 Shares.  On June 18, 2008, ACE announced the final results of its offer to purchase and confirmed that it had taken up and accepted for purchase and cancellation a total of 12,537,084 Variable Voting Shares and 10,190,187 Voting Shares at Cdn$22.00 per Share for an aggregate purchase price of approximately Cdn$500 million.

On May 28, 2008, ACE announced that it had sold in the market a total of 19,892,088 units of Aeroplan Income Fund for total net proceeds to ACE of approximately $349.3 million and a total of 11,726,920 units of Jazz Air Income Fund for total net proceeds to ACE of approximately $85.0 million.  Immediately following such transactions, ACE retained no further interest in Aeroplan Income Fund and Jazz Air Income Fund.

In addition, see "Previous Distributions" for a description of the distributions made by ACE to its shareholders of units of Aeroplan Income Fund and of Jazz Air Income Fund, as well as the exchanges by ACE of units of Aeroplan Limited Partnership for units of Aeroplan Income Fund and the exchanges of units of Jazz Air LP for units of Jazz Air Income Fund.

In addition, concurrently with the announcement of the Offer, ACE also announced the transactions or plans described under "Issuer Bid Circular - Concurrent Transactions".

Authorized and Issued and Outstanding Capital

The share capital of ACE is composed of an unlimited number of Variable Voting Shares and Voting Shares and of 12,500,000 Preferred Shares. As of December 10, 2008, 25,345,812 Variable Voting Shares,

9,561,127 Voting Shares and 12,500,000 Preferred Shares were issued and outstanding. In addition, as of December 10, 2008, ACE has a principal amount of Cdn$322,746,000 of Notes issued and outstanding. As of December 10, 2008, the 12,500,000 issued and outstanding Preferred Shares were convertible at the option of their holders into an aggregate of 11,829,669 Variable Voting Shares and Voting Shares. The Conversion Rate of the Preferred Shares is subject to adjustment in certain circumstances, as summarized below. As of December 10, 2008, the Cdn$322,746,000 issued and outstanding principal amount of Notes were convertible at the option of their holders into an aggregate of 13,133,083 Variable Voting Shares and Voting Shares. The conversion ratio of the Notes is subject to adjustment in certain events in accordance with the indenture governing the Notes. In addition, as of December 10, 2008, there were 70,275 ACE stock options issued and outstanding, all of which were vested, exercisable for an aggregate of 70,275 Shares.

The issued and outstanding Shares of ACE as of December 10, 2008, along with potential Shares, are as follows:

Outstanding Shares	December 10, 2008
Issued and outstanding Shares Class A Variable Voting Shares Class B Voting Shares	25,345,812 9,561,127
Total issued and outstanding Shares	34,906,939

Potential Shares Convertible Preferred Shares Convertible Notes Stock Options	11,829,669 13,133,083 70,275
Total potential Shares	25,033,027
Total Shares (fully diluted basis)	59,939,966

The Variable Voting Shares, Voting Shares and Notes of ACE are listed on the TSX, under the symbols "ACE.A", "ACE.B" and "ACE.NT.A", respectively. The Preferred Shares of ACE are not listed for trading on an exchange.

Variable Voting Shares and Voting Shares

The description of the share capital of ACE provided for in its Articles contains provisions to ensure compliance with the foreign ownership restrictions of the Canada Transportation Act. The Variable Voting Shares may only be owned or controlled by persons who are not Canadians. As a result, an issued and outstanding Variable Voting Share shall be converted into one Voting Share, automatically and without any further act of ACE or of the holder, if such Variable Voting Share becomes owned and controlled by a Canadian. The Voting Shares may only be owned and controlled by a Canadian. An issued and outstanding Voting Share shall be converted into one Variable Voting Share, automatically and without any further act of ACE or the holder, if such Voting Share becomes owned or controlled by a person who is not a Canadian. Hence, upon a transfer of Variable Voting Shares to a Canadian, such Variable Voting Shares will automatically be converted into Voting Shares and upon a transfer of Voting Shares to a non-Canadian, such Voting Shares will automatically be converted into Variable Voting Shares.

The Variable Voting Shares are entitled to one vote per Variable Voting Share unless (i) the number of Variable Voting Shares outstanding (including the Preferred Shares, on an as converted basis), as a percentage of the total number of votes attaching to Voting Shares outstanding exceeds 25% or (ii) the total number of votes cast by or on behalf of holders of Variable Voting Shares (including the Preferred Shares, on an as converted basis) at any meeting exceeds 25% of the total number of votes that may be cast at such meeting. If either of the above noted thresholds would otherwise be surpassed at any time, the vote attached to each Variable Voting Share will decrease proportionately such that (i) the Variable Voting Shares as a class (including the Preferred Shares on an as converted basis) do not carry more than 25% of the aggregate votes attached to all issued and outstanding voting shares of ACE and (ii) the total number of votes cast by or on behalf of holders of Variable Voting Shares (including the Preferred Shares on an as converted basis) at any meeting do not exceed 25% of the votes that may be cast at such meeting. The Voting Shares are entitled to one vote per Voting Share.

Convertible Preferred Shares

The holders of Preferred Shares are entitled to vote on an as converted basis with the Variable Voting Shares and the Voting Shares and to the extent that they are held by persons who are not Canadians they shall be subject to the same proportionate reduction in voting percentage as if, for voting purposes only, the Preferred Shares had been converted into Variable Voting Shares.

The Preferred Shares are convertible at the option of the holders thereof at any time into Variable Voting Shares, if held by a non-Canadian, or into Voting Shares, if held by a Canadian, at a conversion rate equal to the Fully Accreted Value per Preferred Share (as of the conversion date) divided by the Conversion Price. For the purposes of the terms of the Preferred Shares, "Conversion Price" is equal to Cdn$26 or 130% of the initial per share value attributed to the Variable Voting Shares and Voting Shares on September 30, 2004 of Cdn$20. The Conversion Price of the Preferred Shares is subject to certain adjustments, including customary public company anti-dilution protection for stock splits, stock dividends, subdivisions, combinations and similar transactions.  "Fully Accreted Value" means, with respect to each Preferred Share issued on September 30, 2004 as of any date, the initial purchase price of such Preferred Share, increased at a rate of 5% per annum, compounded semi annually from the date of issuance of such Preferred Shares.

The holders of Preferred Shares shall participate on an as converted basis with the Variable Voting Shares and the Voting Shares with respect to all dividends, distributions, spin off, split-off, subscription rights or other offers or rights made available to holders of Variable Voting Shares and Voting Shares and any other similar transactions.

On December 10, 2008, concurrently with the announcement of the Offer, ACE announced an offer to purchase all of the issued and outstanding Preferred Shares in the capital of ACE at a price of $20.00 per Preferred Share. See "Issuer Bid Circular - Concurrent Transactions".

Convertible Notes

The Notes were issued under a trust indenture dated April 6, 2005 between ACE and CIBC Mellon Trust Company, as trustee, as amended by a First Supplemental Indenture dated December 14, 2007 (collectively, the "Notes Indenture").

The Notes are senior unsecured obligations of ACE and rank equally in right of payment with all other senior unsecured indebtedness of ACE and senior in right of payment to any subordinated indebtedness of ACE. The Notes are subordinated to all existing and future secured indebtedness of ACE. In addition, the Notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the subsidiaries of ACE.

Prior to their maturity or redemption, the Notes are convertible at the option of the holder into Voting Shares (if the Notes are owned and controlled by a Canadian) or into Variable Voting Shares (if the Notes are not owned and controlled by a Canadian) at a conversion ratio of approximately 40.6917 Shares per Cdn$1,000 principal amount of Notes, subject to adjustment in certain events, including:

(i)	the issuance of Shares as a dividend or distribution to holders of Shares;

(ii)	subdivisions and combinations of Shares;

(iii)
the issuance to all holders of Shares of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase Shares, or securities convertible into Shares, at less than, or having a conversion price per Share less than the Closing Price of the Shares;

(iv)
the distribution to all holders of Shares of shares in the capital of ACE, other than Shares, or evidences of ACE's indebtedness or ACE's assets, including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration pursuant to any shareholder rights plan or dividends or distributions paid exclusively in cash;

(v)	the payment of a dividend or other distribution consisting exclusively of cash to all holders of Shares, as further described below; and

(vi)
the payment to all holders of Shares of cash or any other consideration in respect of a tender offer, take over bid or exchange offer for Shares by ACE or any of ACE's subsidiaries to the extent that the cash and fair market value of any other consideration including in the payment per Share exceeds the Closing Price of the Shares on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer, take over bid or exchange offer, as further described below.

Noteholders converting their Notes will not receive any payment upon conversion representing accrued but unpaid interest on such Notes. In accordance with the terms of the Notes Indenture, ACE may, in lieu of delivering Voting Shares or Variable Voting Shares upon conversion of all or a portion of the Notes, elect to pay, at ACE's sole option, cash or a combination of cash and Voting Shares or Variable Voting Shares. ACE will give notice of its election to deliver all or part of the conversion consideration in cash to the Noteholder converting its Notes within two business days of receipt by ACE of the Noteholder's duly completed notice of conversion and any required documents. The amount of cash to be delivered per Note will be equal to (i) the number of Shares in respect of which the cash payment is being made, multiplied by (ii) the average of the Closing Price (as defined in the Notes Indenture) of the Shares for each of the ten consecutive trading days of the Conversion Reference Period (as defined below). The "Conversion Reference Period" means: (i) for Notes that are converted after ACE has specified a redemption date, the ten consecutive trading days beginning on the third trading day following the redemption date (in the case of Notes being converted which were previously called for redemption (including a partial redemption), this will only apply to those Notes that are subject to redemption); and (ii) in all other instances, the ten consecutive trading days beginning on the third trading day following the Conversion Date. The "Conversion Date" with respect to a Note means the date on which the Noteholder has complied with all requirements under the Notes Indenture to convert such Note. Upon conversion of a Note, ACE will deliver the Shares or pay the cash, or deliver and pay a combination of Shares and cash, as applicable, as promptly as practicable after the later of the Conversion Date and the date on which all calculations necessary to make such delivery and payment have been made, but in no event later than five business days after the later of such dates. A Noteholder otherwise entitled to a fractional Share will receive cash equal to the applicable portion of the average of the Closing Price of the Shares for each of the ten consecutive trading days of the Conversion Reference Period.

Since June 6, 2008, ACE may, on not more than 60 days and not less than 30 days prior written notice, redeem the Notes either in whole or in part at a price equal to their principal amount, plus accrued and unpaid interest to, but excluding, the redemption date.

Each Noteholder may require ACE to purchase all or a portion of that Noteholder's Notes on June 1, 2010, June 1, 2015, June 1, 2020, June 1, 2025, and June 1, 2030, at a purchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase.

The Notes will mature on June 1, 2035, at which time the principal amount of the Notes plus accrued and unpaid interest, will become due and payable.

Subject to the satisfaction of certain conditions and regulatory approvals, ACE may, at its option, elect to satisfy its obligation to repay the principal amount of the Notes, together with accrued and unpaid interest thereon, on redemption, purchase or repayment at maturity by, in whole or in part, the issuance of that number of Variable Voting Shares or Voting Shares determined by dividing the aggregate principal amount of the Notes by 95% of the weighted average trading price of the Shares on the TSX for each of the ten consecutive trading days ending on the third trading day before the redemption date, purchase date or maturity date.

In the event of a dissolution or liquidation of the Corporation, the Corporation shall mail to Noteholders in accordance with the Notes Indenture and file with the trustee under the Notes Indenture a notice stating the proposed effective date of such liquidation or dissolution. The Corporation has to mail such notice at least 20 days before the proposed effective date of the liquidation.  Noteholders that do not exercise their right to convert their Notes into underlying Shares will remain creditors of the Corporation and payment of the principal amount of their Notes and any accrued and unpaid interest will be a matter for the liquidation process.

ACE announced on December 10, 2008 that it intends to seek court and shareholder approvals for a plan of arrangement pursuant to which a court appointed liquidator will proceed with the distribution of ACE's net assets, including its shares in Air Canada, in an orderly fashion, after providing for outstanding liabilities and costs of the transaction, and thereafter to voluntarily dissolve. See "Issuer Bid Circular – Concurrent Transactions".

Additional Information

The Corporation is subject to the informational reporting requirements of applicable Canadian provincial securities legislation, the Exchange Act, and the rules, policies and guidelines of the TSX and in accordance therewith files or furnishes reports and other information with Canadian provincial securities regulators, the SEC, and the TSX. As a "foreign private issuer" under the Exchange Act, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements (which are prepared in accordance with applicable Canadian provincial securities legislation), and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Corporation is not required to publish financial statements as frequently or as promptly as U.S. companies.

The Corporation has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer pursuant to Section 13(e)(1) of the Exchange Act and Rule 13e-4(c)(2) thereunder. The Offer, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO and its exhibits.

Noteholders may access documents filed with Canadian provincial securities regulators through the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Noteholders may read and copy any document that the Corporation files with, or furnishes to, the SEC (including the Corporation's Schedule TO relating to the Offer) at the SEC's public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Noteholders may also obtain copies of such documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that the Corporation files or furnishes electronically with it.

Presentation of Financial Information and Exchange Rate Data

The Corporation's consolidated financial statements are reported in Canadian dollars and have been prepared in accordance with generally accepted accounting principles in Canada. To the extent applicable to the Corporation's consolidated financial statements, these principles conform in all material respects with generally accepted accounting principles in the United States, except as described in note 23 to the Corporation's audited consolidated financial statements, which are included in its Annual Report on Form 40-F for fiscal 2007.

In this Circular and the Offer, references to "$" or "Cdn$" are to Canadian dollars, and references to "US$" are to United States dollars.

The following table sets forth (i) the rates of exchange for Canadian dollars, expressed in United States dollars, in effect at the end of each of the periods indicated, (ii) the high and low exchange rates during each of the periods indicated and (iii) the average of such exchange rates on the last day of each month during such periods. These rates are based on the inverse of the noon buying rate in the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate").

	Year Ended December 31,					Nine Months Ended September 30,
	2003	2004	2005	2006	2007	2008
End of period	0.7738	0.8310	0.8579	0.8582	1.0120	0.9437
High	0.7738	0.8493	0.8690	0.9100	1.0908	1.0291
Low	0.6349	0.7158	0.7872	0.8528	0.8437	0.9262
Average(1)	0.7186	0.7702	0.8276	0.8844	0.9376	0.9805

(1)           The average of the inverse of the Noon Buying Rate on the last day of each month during the applicable period.

On December 10, 2008, the inverse of the Noon Buying Rate was Cdn$1.00 = US$0.7966.

CONCURRENT TRANSACTIONS

Concurrently with the announcement of the Offer, the Corporation also announced the following transactions or plans:

(a)
Offer to Purchase Preferred Shares – The Corporation announced that it has authorized a substantial issuer bid to purchase for cancellation all of its outstanding Preferred Shares at a purchase price of $20.00 in cash per Preferred Share.  The Preferred Share offer will expire at 5:00 p.m. (Montreal time) on January 19, 2008, unless withdrawn or extended by ACE.  On December 10, 2008, there were 12,500,000 Preferred Shares issued and outstanding.  The

Preferred Shares are not listed for trading on the Toronto Stock Exchange or any other exchange. The offer is not conditional upon any minimum number of Preferred Shares being deposited, however, the offer is subject to certain other conditions, including regulatory approval. Full particulars of the terms and conditions of the offer are contained in the offer to purchase and issuer bid circular and related documents filed with applicable securities regulatory authorities in Canada and mailed to holders of Preferred Shares on December 12, 2008. The Preferred Share offer will not be made to any person that is within the United States.

(b)
Intention to Seek Court and Shareholder Approvals to Liquidate and Distribute Assets to Shareholders – The Corporation announced that it intends to seek court and shareholder approvals for a plan of arrangement pursuant to which a court appointed liquidator will proceed with the distribution of the Corporation’s net assets, including its shares in Air Canada, in an orderly fashion, after providing for outstanding liabilities and costs of the transaction, and thereafter to voluntarily dissolve.

The transaction, if approved, will proceed by way of a court approved plan of arrangement pursuant to the CBCA.  The plan of arrangement will be subject to customary conditions for approval of a plan of arrangement, including regulatory approvals and the favorable vote of the Corporation's shareholders (on a basis to be determined by the court) represented at a special meeting of the Corporation's shareholders called to consider the transaction.  In accordance with applicable corporate and securities regulatory requirements, the terms and conditions of the plan of arrangement will be disclosed in an information circular to be mailed to shareholders of the Corporation.

Upon the approval of the plan of arrangement by the shareholders of the Corporation and the court, the liquidator would be appointed and would review and make an assessment of the assets and outstanding liabilities of the Corporation, including contingent and tax liabilities, if any.  The liquidator would also consider and assess all other factors relevant to the liquidation and dissolution process.  Based on such assessment, the liquidator would, in its discretion, determine the amount, timing and order of payments or distributions to be made under the liquidation process.  The liquidator would pay or otherwise provide for the Corporation’s creditors, including holders of Notes, and any contingent or tax liabilities, and then, to the extent of remaining net assets, the liquidator would, at its discretion, distribute any such remaining net assets to shareholders in accordance with the liquidation priorities set forth in the terms of the shares.

Subject to court and regulatory approvals, it is expected that the information circular will be mailed to shareholders of the Corporation in January 2009 and that the special meeting of shareholders of the Corporation will be held in February 2009.  Subject to the approval of the plan of arrangement by the shareholders of the Corporation and the court, and the obtention of any required tax clearance certificates and any other regulatory approvals, payments and distributions under the liquidation process would occur at the discretion of the liquidator and no assurances can be given as to the amount, timing and order of payments and distributions under the liquidation process.

As at December 10, 2008, the Corporation's principal assets consisted of its cash and cash equivalents in the aggregate amount of approximately $811 million, its 75% interest in Air Canada and its 27.8% interest in Aero Technical Support & Services Holdings sarl. As at December 10, 2008, the Corporation's principal obligations consisted of its outstanding Notes with an aggregate principal amount of $322.7 million and estimated wind-up and other obligations of approximately $26 million. In addition, as at December 10, 2008, the aggregate Fully Accreted Value of the Preferred Shares was $307.6 million.

Purpose and Effect of the Offer

As part of its ongoing review of its strategic options, ACE has determined that pursuing the Offer would be an efficient use of ACE's financial resources for the reasons set out below.

On December 10, 2008, ACE announced that it intends to seek court and shareholder approvals for a plan of arrangement pursuant to which a court-appointed liquidator will proceed with the distribution of ACE's net assets, including its shares in Air Canada, in an orderly fashion, after providing for outstanding liabilities and costs of the transaction, and thereafter to voluntarily dissolve. The plan of arrangement will be subject to customary conditions for approval of a plan of arrangement, including regulatory approvals and the favorable vote of ACE's shareholders (on a basis to be determined by the court).  See "Issuer Bid Circular – Concurrent Transactions".

Subject to court and regulatory approvals, the special meeting of shareholders of ACE is expected to be held in February 2009.  Subject to the approval of the plan of arrangement by the shareholders of ACE and the court, and the obtention of any required tax clearance certificates and any other regulatory approvals, payments and distributions under the liquidation process would occur at the discretion of the liquidator and no assurances can be given as to the amount, timing and order of payments and distributions under the liquidation process.

The Offer is intended to provide a liquidity option to Noteholders seeking to realize on all or part of their investment in Notes in the short term rather than seeking to realize on their investment in the Notes under the liquidation process.  See "Issuer Bid Circular—Concurrent Transactions".

On December 10, 2008, the Board of Directors met to consider the proposed Offer and whether it would be in the best interests of the Corporation. In evaluating the Offer, the Board of Directors gave careful consideration to a number of factors, including the following:

(a)	the market for the Notes and the Shares;

(b)	the interest expense associated with the Notes;

(c)	after giving effect to the Offer, ACE will continue to have sufficient financial resources and working capital for its affairs;

(d)
as an alternative to seeking to realize on their investment in the Notes under the liquidation process, the Offer provides Noteholders with an opportunity to realize on all or a portion of their investment in the Notes, should they desire liquidity in the short term, in quantities which might not otherwise be available in the market and without incurring brokerage commissions which might otherwise be payable on a sale of their Notes;

(e)	depositing Notes under the Offer is optional and available to all Noteholders and, therefore, each Noteholder is free to accept or reject the Offer; and

(f)	the Offer is not conditional upon any minimum principal amount of Notes being deposited.

In addition, the Valuator was retained to provide a formal valuation of the fair market value of the Notes in accordance with Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101").

On December 10, 2008, after discussion and following a review of the terms and conditions of the Offer and the valuation report of the Valuator, the Board of Directors concluded that the Offer represents an effective use of its financial resources and is in the best interests of ACE and approved the making of the Offer to Purchase, the pricing of the Offer to Purchase and the Circular.

Neither ACE nor its Board of Directors in making the decision to present the Offer to Noteholders, makes any recommendation to any Noteholder as to whether to deposit or refrain from depositing Notes. Noteholders are urged to consult their own investment and tax advisors and make their own decision whether to deposit Notes to the Offer and, if so, what principal amount of Notes to deposit. See "Valuation" and "Income Tax Considerations".

ACE and its affiliates, including its executive officers and directors, are prohibited by Rule 13e−4 under the Exchange Act, from purchasing any of the Notes outside of the Offer until the expiration of at least ten business days after the expiration or termination of the Offer.  In addition, under applicable Canadian securities laws, except in limited circumstances, ACE is not permitted to acquire, or make or enter into an agreement, commitment or understanding to acquire, beneficial ownership of the Notes, otherwise than under the Offer until after the Expiration Date. In addition, except for purchases made through the facilities of the TSX and in accordance with applicable Canadian securities laws, during the period commencing on the Expiration Date and ending at the end of the 20th business day after the Expiration Date, whether or not any Notes are take up under the Offer, ACE cannot acquire or offer to acquire beneficial ownership of any Notes except by way of a transaction that is generally available to all Noteholders on identical terms.

Following the dates set forth above, ACE expressly reserves the absolute right, in its sole discretion from time to time in the future, to purchase any of the Notes, whether or not any Notes are purchased pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as ACE may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

ACE also expressly reserves the absolute right, in its sole discretion from time to time, to purchase any of the Notes through redemption pursuant to the terms of the Notes Indenture, whether or not any Notes are purchased pursuant to the Offer.

ACE cannot assure Noteholders as to which, if any, of these alternatives, or combinations thereof, ACE will pursue.

Noteholders should carefully consider the income tax consequences of accepting the Offer. See "Income Tax Considerations".

Effect of the Offer on Market for Notes and Listing

The purchase of Notes by ACE pursuant to the Offer will reduce the amount of Notes that might otherwise trade publicly, as well as the number of Noteholders, and, depending on the number of Noteholders depositing and the amount of Notes purchased under the Offer, could adversely affect the liquidity and market value of the remaining Notes held by the public.

The rules and regulations of the TSX establish certain distribution criteria which, if not met, could lead to the delisting of the Notes from such exchange. Among such criteria are the minimum number of Noteholders, the minimum number of Notes publicly held and the aggregate market value of the Notes publicly held. Depending on the amount of Notes purchased pursuant to the Offer, it is possible that the Notes would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Notes could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for such Notes.

VALUATION

The Valuation Report

On December 10, 2008, the Valuator delivered to the Board of Directors its valuation report entitled "Report to the Board of Directors of ACE Aviation Holdings Inc. - Valuation as at December 9, 2008 of 4.25% Convertible Senior Notes due 2035". The valuation report has been prepared in compliance with the provisions of MI 61-101. A copy of the valuation report is attached to this Circular as Appendix 1. In addition, a copy of the valuation report is available for inspection at the head office of the Corporation at 5100 de Maisonneuve Boulevard West, Montreal, Québec, H4A 3T2. A copy of the valuation  report may also be obtained without charge from the Corporate Secretary of ACE at 5100 de Maisonneuve Boulevard West, Montreal, Québec, H4A 3T2. The telephone number of the Corporate Secretary's office of ACE is (514) 205-7855 and facsimile number is (514) 205-7859.

Noteholders should carefully review and consider the valuation report in its entirety. The valuation report is subject to the assumptions, limitations and qualifications set out therein and the conclusions in the valuation report are premised on various assumptions including the value of the Shares. Changes in the trading price of the Shares or changes in the other underlying assumptions could cause the value conclusions to change.

The Valuator is one of North America’s largest public accounting and professional services firms, providing advice on a wide range of merger, acquisition and other transactions, including providing valuation services and fairness opinions.

The Valuator was retained by the Board of Directors to provide a "formal valuation" (as such term is defined in MI 61-101) with respect to the fair market value of the issued and outstanding Notes as at a current date. For the purposes of the valuation report, the valuation date was December 9, 2008.

The Valuator has been determined to be qualified and independent for the purposes of MI 61-101. The Valuator (i) is not an insider, associate or affiliate of the Corporation, (ii) has not acted as an advisor to the Corporation in connection with the Offer, (iii) will be paid a fee for the valuation report, based on hourly rates for professional time, plus administrative charges, disbursements and applicable taxes,  and such fee is not contingent in any way on the conclusions in the valuation report or the outcome of the Offer, (iv) has no financial interest in the outcome of the Offer, (v) is not a manager, co-manager or member of a soliciting dealer group for the Offer, (vi) is not the external auditor of the Corporation, (vii) has provided and currently provides professional services to the Corporation and/or its affiliates in the ordinary course of its business, and the fees paid to the Valuator and its affiliates are not material to the Valuator and its affiliates, and (viii) may, in the future, provide professional services to the Corporation and/or its affiliates in the ordinary course of its business.

The valuation report, dated December 10, 2008 and effective as at December 9, 2008, contains the Valuator's opinion that, based on the scope of their review and subject to the assumptions, restrictions and limitations provided therein, the fair market value of the Notes, per $1,000 principal amount of Notes, at December 9, 2008, ranges from approximately $825 to $875, or a mid-point of $850. The valuation was based upon securities market, economic and general business conditions prevailing at December 9, 2008, and the condition and prospects, financial and otherwise, of the Corporation as reflected in the information and documents reviewed by the Valuator and as they were represented to the Valuator in its discussions with the Corporation's management. For the purpose of the valuation report, the Valuator stated that fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other and under no compulsion to act.

Prior Valuations

Pursuant to the provisions of MI 61-101, an issuer making an offer for its securities must, with certain limited exceptions, disclose every prior valuation or appraisal of its securities or any material asset made in the 24 months before the date of such offer whether or not prepared by an independent valuator which would reasonably be expected to affect the decision of a securityholder to retain or dispose of the securities affected by the offer. To the knowledge of the directors and officers of ACE, other than the valuation report of the Valuator prepared in connection with the Offer, a copy of which is attached to this Circular as Appendix 1, and other than the valuation described below, no "prior valuations'' (as defined in MI 61-101) regarding ACE, its securities or its material assets have been prepared within the 24 months preceding the date hereof.

A separate valuation report has been prepared as of December 9, 2008 by the Valuator with respect to the Preferred Shares for the purpose of ACE's offer to purchase all of the issued and outstanding Preferred Shares. See "Issuer Bid Circular – Concurrent Transactions". A copy of this valuation report is attached to the issuer bid circular prepared by ACE in relation to its offer to purchase all of the issued and outstanding Preferred Shares and such circular has been filed on www.sedar.com. The valuation report, dated December 10, 2008 and effective as at December 9, 2008, contains the Valuator's opinion that, based on the scope of their review and subject to the assumptions, restrictions and limitations provided therein, the fair market value of the Preferred Shares ranges from approximately $19.75 to $20.75 per Preferred Share, or an approximate mid-point of $20.25.

Withdrawal Rights

The withdrawal rights of Noteholders are described in the Offer to Purchase under "Offer to Purchase —Withdrawal Rights", and are incorporated into and form part of this Circular.

Financial Statements

The audited annual consolidated financial statements of ACE for the year ended December 31, 2007 and the unaudited interim consolidated financial statements of ACE for the nine-month period ending September 30, 2008 are available on the SEDAR web site at www.sedar.com, and on the SEC's web site filed under Form 40-F or Form 6-K at www.sec.gov. Noteholders may obtain copies, without charge, upon request to the Corporate Secretary of ACE, at 5100 de Maisonneuve Boulevard West, Montreal, Québec, H4A 3T2. The telephone number of the Corporate Secretary's office of ACE is (514) 205-7855 and facsimile number is (514) 205-7859.

Price Range of Notes

Trading of Notes on Principal Markets

The Notes are listed on the TSX under the symbol "ACE.NT.A".

The following tables set forth the high and low closing prices per $100 principal amount of Notes and the volume of Notes traded on the TSX as compiled from published financial sources for each month from November 2006 to December 10, 2008.

Notes
	High (Cdn$)	Low (Cdn$)	Volume
December 1 – 10, 2008	83.00	80.00	100,550
November 2008	85.00	85.00	200
October 2008	89.00	80.00	180,800
September 2008	90.50	90.00	4,930
August 2008	94.25	94.25	147,440
July 2008	96.00	89.00	208,480
June 2008	98.26	96.25	55,610
May 2008	99.00	97.00	142,530
April 2008	100.00	96.00	269,970
March 2008	100.00	98.25	102,510
February 2008	104.75	102.50	3,150
January 2008	110.00	101.00	215,540
December 2007	113.00	100.00	1,350
November 2007	117.00	109.73	102,810
October 2007	115.15	114.00	112,920
September 2007	110.00	106.00	8,230
August 2007	106.00	105.00	2,000
July 2007	111.25	109.50	6,280
June 2007	110.50	106.00	209,870
May 2007	109.00	106.00	27,300
April 2007	109.50	109.00	8,350
March 2007	114.00	111.00	40,300
February 2007	114.00	109.00	47,255
January 2007	107.25	101.00	92.150
December 2006	102.00	98.00	280,620
November 2006	102.75	100.00	78,470

On December 10, 2008, the last full trading day preceding the announcement by ACE of the approval by its Board of Directors of the Offer, the closing price per $100 principal amount of Notes on the TSX was Cdn$83.00.

Noteholders are urged to obtain current market quotations for the Notes.

Price Range of Shares

Trading of Shares on Principal Markets

The Notes are convertible at the option of the Noteholders into Voting Shares (if the Notes are owned and controlled by a Canadian) or into Variable Voting Shares (if the Notes are not owned and controlled by a Canadian), at a conversion ratio of approximately 40.6917 Shares per $1,000 principal amount of the Notes, subject to adjustment in certain events in accordance with the Notes Indenture. The Variable Voting Shares and Voting Shares are listed on the TSX under the symbols "ACE.A" and "ACE.B", respectively.

The following tables set forth the high and low closing prices per Variable Voting Share and per Voting Share and the volumes of the Variable Voting Shares and the Voting Shares traded on the TSX as compiled from published financial sources for each month from November 2006 to December 10, 2008.

	Variable Voting Shares				Voting Shares
	High (Cdn$)	Low (Cdn$)	Volume		High (Cdn$)	Low (Cdn$)	Volume
December 1 - 10, 2008	3.62	2.42	599,194	December 1 - 10, 2008	3.58	2.41	944,903
November 2008	6.10	2.80	2,601,986	November 2008	6.15	2.82	1,379,473
October 2008	8.24	4.25	6,454,124	October 2008	8.05	4.25	2,914,518
September 2008	11.30	7.58	2,141,187	September 2008	11.30	7.62	3,018,570
August 2008	12.07	10.20	5,168,843	August 2008	12.04	10.09	2,448,654
July 2008	16.17	9.25	11,236,177	July 2008	16.16	9.43	6,201,731
June 2008	22.22	15.80	12,319,026	June 2008	22.16	15.75	9,247,881
May 2008	22.12	19.20	8,013,505	May 2008	22.10	19.05	5,248,509
April 2008	21.56	17.85	10,287,921	April 2008	21.56	17.90	7,729,689
March 2008	23.94	19.82	7,709,261	March 2008	23.94	19.78	2,926,622
February 2008	24.64	21.75	10,380,466	February 2008	24.65	21.88	3,442,298
January 2008	29.00	20.90	29,476,216	January 2008	29.24	20.61	12,498,266
December 2007	28.82	27.36	17,598,063	December 2007	28.84	27.40	5,588,753
November 2007	30.23	26.65	10,824,850	November 2007	30.25	26.55	5,140,471
October 2007	29.89	26.39	14,393,580	October 2007	29.92	26.36	5,238,173
September 2007	26.74	23.90	13,470,526	September 2007	26.68	23.85	3,798,984
August 2007	25.65	23.15	15,129,455	August 2007	25.65	23.12	4,238,021
July 2007	28.14	25.40	7,478,143	July 2007	28.14	25.43	4,118,373
June 2007	27.19	25.75	15,971,175	June 2007	27.14	25.80	12,832,800
May 2007	30.24	25.30	25,668,942	May 2007	30.19	25.50	4,723,800
April 2007	32.08	29.35	10,315,476	April 2007	32.05	29.31	4,455,385
March 2007	36.60	30.12	9,614,370	March 2007	36.63	30.12	6,258,320
February 2007	38.08	33.90	12,288,170	February 2007	38.00	33.95	5,311,247
January 2007	38.99	30.80	16,018,624	January 2007	39.00	31.00	4,511,428
December 2006	38.45	34.11	14,967,429	December 2006	38.38	34.15	3,421,736
November 2006	39.60	34.01	24,861,477	November 2006	40.01	33.1	8,952,152

On December 10, 2008, the last full trading day preceding the announcement by ACE of the approval by its Board of Directors of the Offer, the closing prices per Variable Voting Share and per Voting Share on the TSX were Cdn$3.30 and Cdn$3.34, respectively.

Noteholders are urged to obtain current market quotations for the Shares.

Dividend Policy

Since its incorporation, ACE has never declared or paid any dividends. For the time being, the Corporation does not expect to declare any dividends on the Shares or the Preferred Shares.

Previous Purchases And Sales

On December 3, 2007, ACE announced a substantial issuer bid to purchase for cancellation up to Cdn$1.5 billion of its Variable Voting Shares and Voting Shares for an aggregate of up to 54,151,624 Shares. On January 10, 2008, ACE announced the final results of its offer to purchase and confirmed that it had taken up and accepted for purchase and cancellation a total of 40,023,427 Variable Voting Shares and 9,894,166 Voting Shares at Cdn$30.00 per share for an aggregate purchase price of approximately Cdn$1.498 billion.

On May 9, 2008, ACE announced a substantial issuer bid to purchase for cancellation up to Cdn$500 million of its Variable Voting Shares and Voting Shares for an aggregate of up to 23,809,523 Shares.  On June 18, 2008, ACE announced the final results of its offer to purchase and confirmed that it had taken up and accepted for purchase and cancellation a total of 12,537,084 Variable Voting Shares and 10,190,187 Voting Shares at Cdn$22.00 per Share for an aggregate purchase price of approximately Cdn$500 million.

On December 10, 2008, concurrently with the announcement of the Offer, ACE announced an offer to purchase all of the issued and outstanding Preferred Shares in the capital of ACE at a price of $20.00 per Preferred Share. See "Issuer Bid Circular - Concurrent Transactions".

No other securities of the Corporation have been purchased or sold by the Corporation during the 12-month period preceding the date of the Offer.

The only securities distributed by the Corporation during the 12-month period preceding the date of the Offer are the securities set out below in this Circular under "Previous Distributions".

Previous Distributions

See "ACE Aviation Holdings Inc. — Corporate Structure and Share Capital" for a description of the offering and issuance of rights to purchase Shares, and the issuance of the Shares under such rights on September 30, 2004, in connection with the ACE Plan.

On April 6, 2005, ACE completed a public offering of an aggregate of 11,350,000 Voting Shares and Variable Voting Shares at a price of Cdn$37 per share for gross proceeds of approximately Cdn$420 million. On April 6, 2005, ACE also completed a public offering of approximately Cdn$300 million of Notes. ACE used approximately Cdn$553 million of the aggregate net cash proceeds of the offerings to repay all of its outstanding debt under the exit credit facility with GECC. On April 13, 2005, following the exercise of the over-allotment option by the underwriters, ACE issued an additional 1,135,000 Variable Voting Shares at a price of Cdn$37 per share and Cdn$30 million of Notes for additional aggregate gross proceeds of approximately Cdn$72 million. ACE used the additional proceeds for general corporate purposes.

On March 3, 2006, ACE completed a special distribution (by way of reduction of the stated capital of the Variable Voting Shares, Voting Shares and Preferred Shares) to its shareholders of record as at such date of 0.18 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as converted basis) of ACE. For the purposes of the distribution, ACE converted 20,204,165 units of Aeroplan Limited Partnership into 20,204,165 units of Aeroplan Income Fund which were distributed to ACE's shareholders on the record date. Based on the closing price of the units of Aeroplan Income Fund on March 3, 2006, the value of the units distributed to ACE's shareholders amounted to Cdn$251 million or approximately $2.24 per Share.

On October 5, 2006, the shareholders of ACE approved a statutory plan of arrangement pursuant to the CBCA. On October 6, 2006, the Quebec Superior Court issued a final order approving the statutory plan of arrangement, which became effective October 10, 2006.  The arrangement granted authority to the board of directors of ACE to make from time to time one or more special distributions to ACE shareholders in an aggregate amount of up to Cdn$2 billion by way of reduction of the stated capital of the Variable Voting Shares, Voting Shares and Preferred Shares.

Pursuant to the statutory arrangement, on January 10, 2007, ACE distributed to its shareholders 50,000,000 units of Aeroplan Income Fund representing 0.442 units of Aeroplan Income Fund per Variable Voting Share, Voting Share and Preferred Share (on an as-converted basis) of ACE. For the purpose of the initial special distribution under the statutory plan of arrangement, ACE exchanged 50 million units of Aeroplan Limited Partnership into 50 million units of Aeroplan Income Fund which were distributed to ACE's shareholders on January 10, 2007. Based on a closing price of Cdn$17.97 per unit of Aeroplan Income Fund on the TSX on January 10, 2007, the distribution was valued at approximately Cdn$899 million or Cdn$7.95 per Share.

On January 10, 2007, ACE also exchanged 60 million units of Aeroplan Limited Partnership for 60 million units of Aeroplan Income Fund. The exchange was made for internal reorganization purposes.

On March 2, 2007, ACE announced the terms of a second special distribution to its shareholders under the statutory arrangement approved by ACE's shareholders at the special meeting held on October 5, 2006. ACE distributed to its shareholders on March 14, 2007, 20,272,917 units of Aeroplan Income Fund representing 0.177 units per Variable Voting Share, Voting Share and Preferred Share (on an as-converted basis) and 25,000,000 units of Jazz Air Income Fund representing 0.219 units per Variable Voting Share, Voting Share and Preferred Share of ACE (on an as-converted basis). Based on closing prices of Cdn$19.40 per unit of Aeroplan Income Fund and of Cdn$8.60 per unit of Jazz Air Income Fund on the TSX on March 14, 2007, the distribution was valued at approximately Cdn$608 million or approximately Cdn$5.33 per Share.

On March 14, 2007, ACE also exchanged its remaining 40,545,835 units of Aeroplan Limited Partnership into 40,545,835 units of Aeroplan Income Fund.

On March 30, 2007, ACE exchanged its remaining 47,226,920 units of Jazz Air LP into 47,226,920 units of Jazz Air Income Fund.  The exchange was made for internal reorganization purposes.

On May 11, 2007, ACE announced the terms of a third special distribution to its shareholders under the statutory arrangement approved by ACE's shareholders at the special meeting held on October 5, 2006.  ACE distributed to its shareholders on May 24, 2007 approximately 18,000,000 units of Aeroplan Income Fund representing 0.157 units per Variable Voting Share, Voting Share and Preferred Share (on an as-converted basis) and 12,000,000 units of Jazz Air Income Fund representing 0.105 units per Variable Voting Share, Voting Share and Preferred Share of ACE (on an as-converted basis). Based on closing prices of Cdn$21.50 per unit of Aeroplan Income Fund and of Cdn$8.26 per unit of Jazz Air Income Fund on the TSX on May 11, 2007, the distribution was valued at approximately Cdn$486 million or approximately Cdn$4.26 per Share.

Furthermore, during the five years preceding the Offer, Shares have been distributed (a) upon the exercise of conversion rights by the holders of Notes and (b) upon the exercise of stock options.

(a)	Securities Issued Upon the Exercise of Conversion Rights by Noteholders

The table below indicates the number of Shares issued by the Corporation during the five years preceding the date of the announcement of the Offer upon the exercise of conversion rights by the Noteholders:

Year of Distribution	Number of Shares Issued (#)	Class of Securities Converted
2008 (up to December 10, 2008)	1,951 (2)	Notes
2007	44(3)	Notes
2006	—	—
2005	—	—
2004(1)	—	—

(1)
ACE was incorporated on June 29, 2004 and became the parent holding company of the reorganized Air Canada and its subsidiaries upon the implementation of the Plan in September 2004. See "ACE Aviation Holdings Inc. —  Corporate Structure and Share Capital".

(2)
A total of 1,951 Shares were issued upon conversion of $50,000 principal amount of Notes on June 16, 2008. An aggregate of $284,000 principal amount of Notes were tendered for conversion from January 1, 2008 to December 10, 2008, for which ACE exercised its right, pursuant to the terms of the Notes Indenture, to pay cash (in the aggregate amount of Cdn$263,065) in lieu of delivering Shares.

(3)
A total of 44 Shares were issued upon the conversion of $2,000 principal amount of Notes on January 9 and January 10, 2007. An aggregate of $6,918,000 principal amount of Notes were tendered for conversion in 2007, for which ACE exercised its right, pursuant to the terms of the Notes Indenture, to pay cash (in the aggregate amount of Cdn$7,109,485) in lieu in delivering Shares.

(b)	Securities Issued Upon the Exercise of Stock Options

The table below indicates the number of Shares that were issued by the Corporation during the five years preceding the date of the announcement of the Offer upon the exercise of stock options:

Year of Distribution	Number of Shares Issued (#)	Average Exercise Price Per Share (Cdn$)	Aggregate Proceeds Received by Corporation (Cdn$)
2008 (up to December 10, 2008)	1,611,930	18.29	29,475,041
2007	3,667,111	15.12	55,449,600
2006	449,109	19.10	8,577,500
2005	521,976	20.00	10,439,520
2004(1)	—	—	—
_________________

(1)
ACE was incorporated on June 29, 2004 and became the parent holding company of the reorganized Air Canada and its subsidiaries upon the implementation of the Plan in September 2004. See "ACE Aviation Holdings Inc. —  Corporate Structure and Share Capital".

Ownership Of ACE's Securities; Arrangements Concerning Notes

Ownership of the Securities of the Corporation

The following table indicates, as at December 10, 2008, the number of outstanding securities of the Corporation beneficially owned, or over which control or direction was exercised, by each director and officer of the Corporation and, to the knowledge of the Corporation after reasonable enquiry, by each director and officer of its subsidiaries and each associate of a director or officer of the Corporation or its subsidiaries.

Name	Relationship with the Corporation	Number of Variable Voting Shares and Voting Shares	% of Outstanding Variable Voting Shares and Voting Shares	Number of Options to Acquire Shares	Average Exercise Price per Share (Cdn$)	% of Outstanding Options
ATTALI, Bernard	Director, ACE and Air Canada	5,000 Variable Voting Shares	0.014324	-	-	-
BROWN, Robert E.	Director, ACE	-	-	-	-	-
DUNNE, Brian	Executive Vice President and Chief Financial Officer, ACE	-	-	-	-	-
GREEN, Michael M.	Director, ACE	-	-	-	-	-
HADROVIC, Carolyn	Corporate Secretary, ACE and Air Canada	35 Voting Shares	0.000100	-	-	-
INGERSOLL, W. Brett	Director, ACE	-	-	-	-	-
ISAACS, Sydney John	Senior Vice-President, Corporate Development and Chief Legal Officer, ACE	-	-	-	-	-
JACOBSEN, Patricia	Director, Air Canada	-	-	-	-	-
JOHNSON, Pierre Marc	Director, ACE and Air Canada	5,000 Voting Shares	0.014324	-	-	-
LEONARD, Joseph B.	Director, Air Canada	-	-	-	-	-
LONG, Robert G.	Director, Air Canada	-	-	-	-	-
McCOY, Richard H.	Director, ACE	4,000 Voting Shares	0.011459	-	-	-
McLEAN, Jack	Controller, ACE	-	-	-	-	-
MILTON, Robert A.	Director and Chairman, President and Chief Executive Officer, ACE	24,336 Voting Shares	0.069717	-	-	-
PORTER, Arthur D.	Director, Air Canada	-	-	-	-	-

Name	Relationship with the Corporation	Number of Variable Voting Shares and Voting Shares	% of Outstanding Variable Voting Shares and Voting Shares	Number of Options to Acquire Shares	Average Exercise Price per Share (Cdn$)	% of Outstanding Options
RICHARDSON, David I.	Director, ACE and Director and Chairman, Air Canada	5,000 Voting Shares	0.014234	-	-	-
SØRENSEN, Vagn	Director, Air Canada	2,400 Variable Voting Shares	0.006875	-	-	-
WILSON, Michael	Director, Air Canada	-	-	-	-	-
YONTEF, Marvin	Director, ACE and Air Canada	-	-	-	-	-
BARIL, Chantal	Director and President and Chief Executive Officer, ACGHS General Partner Inc.	-	-	-	-	-
BREDT, Bill	Executive Vice President and Chief Operating Officer, Air Canada	230 Voting Shares	0.000659	-	-	-
BUTTERFIELD, Alan	Vice President, Maintenance and Engineering, Air Canada	-	-	--	-	-
BREWER, Montie	Director and President and Chief Executive Officer, Air Canada	8,265 Voting Shares	0.023677	-	-	-
CIARCIELLO, Luciano	Director Finance and Controller, ACGHS General Partner Inc.	-	-	1,042	$19.23	1.48
COULOMBE, Hugo	Vice President Finance, Touram General Partner Inc.	-	-	-	-	-
DUFRESNE, Yves	Vice President International and Regulatory Affairs, Air Canada	137 Voting Shares	0.000392	-	-	-
FOURNEL, Lise	Senior Vice President, E-Commerce and Chief Information Officer, Air Canada	396 Voting Shares	0.001134	-	-	-
GEDEON, Zeina	Director and President and Chief Executive Officer, Touram General Partner Inc.	-	-	-	-	-

Name	Relationship with the Corporation	Number of Variable Voting Shares and Voting Shares	% of Outstanding Variable Voting Shares and Voting Shares	Number of Options to Acquire Shares	Average Exercise Price per Share (Cdn$)	% of Outstanding Options
GUILLEMETTE, Lucie	Vice President, Revenue Management, Air Canada	-	-	-	-	-
HOULE, Pierre	Treasurer, Air Canada	-	-	-	-	-
HOWLETT, Kevin	Senior Vice President Employee Relations, Air Canada	-	-	-	-	-
ISFORD, Chris	Controller, Air Canada	-	-	-	-	-
LE BEAU, Louise	Vice President, Planning and Payload, Touram General Partner Inc.	104 Voting Shares	0.000298	-	-	-
LEBLANC, Priscille	Vice President Corporate Communications, Air Canada	685 Voting Shares	0.001962	-	-	-
LEGGE, David	Vice President Flight Operations, Air Canada	7,233 Voting Shares	0.020721	-	-	-
LEONARD, Steven	Chief Financial Officer, ACGHS General Partner Inc.	-	-	2,109	$19.23	3.00
McKEE, Charles D. Jr.	Vice President, Marketing, Air Canada	-	-	-	-	-
MOREY, Scott	Vice President, Labour Relations, Air Canada	-	-	-	-	-
MORIN, Claude	Vice President, Global Sales, Air Canada	-	-	-	-	-
REDSTON, James	Chief Financial Officer, AC Cargo General Partner Inc.	-	-	-	-	-
ROUSSEAU, Michael	Executive Vice President and Chief Financial Officer, Air Canada	-	-	-	-	-
SABELLA, Lucy	Vice President Operations, Touram General Partner Inc.	-	-	-	-	-

Name	Relationship with the Corporation	Number of Variable Voting Shares and Voting Shares	% of Outstanding Variable Voting Shares and Voting Shares	Number of Options to Acquire Shares	Average Exercise Price per Share (Cdn$)	% of Outstanding Options
SHAPIRO, David	Vice President and General Counsel, Air Canada	-	-	-	-	-
SHURZ, Daniel	Vice President, Network Planning, Air Canada	-	-	-	-	-
SMITH, Benjamin	Executive Vice President and Chief Commercial, Officer, Air Canada	161 Voting Shares	0.000461	-	-	-
WELSCHEID, Susan	Vice President Customer Service – In-Flight, Call Centers and Customer Relations, Air Canada	-	-	-	-	-

To the knowledge of the Corporation after reasonable enquiry, none of the persons listed above beneficially owns, or exercises control or direction over, any Preferred Shares or Notes.

Based on publicly available information and to the knowledge of the directors and officers of the Corporation, as at December 10, 2008, the only person who beneficially owns or exercises control or direction over more than 10% of the Voting Shares is RBC Asset Management Inc., together with its affiliates Phillips, Hager & North Investment Management Ltd. and Sky Investment Counsel Inc., which collectively exercise control or direction over 1,757,141 Voting Shares representing 18.05% of all issued and outstanding Voting Shares as at October 31, 2008 based on their alternative monthly early warning report dated November 10, 2008.

Based on publicly available information and to the knowledge of the directors and officers of the Corporation, as at December 10, 2008, the only persons who beneficially own or exercises control or direction over more than 10% of the Variable Voting Shares are (i) Franklin Templeton Investments Corp., on behalf of its affiliate, Franklin Mutual Advisers, LLC, which exercises control or direction over 7,402,852 Variable Voting Shares, which would represent approximately 30.5% of all issued and outstanding Variable Voting Shares as at July 31, 2008, based on their alternative monthly early warning report dated as of August 20, 2008, (ii) Marathon Asset Management LLP ("Marathon") which exercises control or direction over 4,828,455 Variable Voting Shares, which would represent approximately 19.34% of all issued and outstanding Variable Voting Shares as at November 30, 2008, based on their early warning report dated as of December 2, 2008; Marathon also exercises control or direction over 284,800 Voting Shares; Mr. Jeremy Hosking, a partner of Marathon, also holds an aggregate of 37,025 Variable Voting Shares; and (iii) West Face Capital Inc. ("WCFI"), which exercises control or direction over 3,549,000 Variable Voting Shares, which would represent approximately 14.22% of all issued and outstanding Variable Voting Shares as at November 28, 2008, based on their early warning report dated as of December 10, 2008. WCFI also holds $9 million principal amount of Notes of behalf of managed accounts and, through West Face Long term Opportunities Limited Partnership, and Gregory A. Boland, director, officer and shareholder of WCFI, owns or exercise control or direction over 583,339 Voting shares representing 5.87% of all issued and outstanding Voting Shares as at November 28, 2008, based on their early warning report dated as of December 10, 2008.

Based on publicly available information and to the knowledge of the directors and officers of the Corporation, as at December 10, 2008, the only persons who beneficially own or exercise control or direction over more than 10% of the Preferred Shares are:

(i)
Promontoria Holding III B.V. which is the registered holder of 6,550,000 Preferred Shares, representing approximately 52.4% of all issued and outstanding Preferred Shares as at December 10, 2008; Promontoria Holding III B.V. also beneficially owns 48,763 Variable Voting Shares;

(ii)
Morgan Stanley Canada Limited which owns 3,200,000 Preferred Shares, representing approximately 25.6% of all issued and outstanding Preferred Shares as at December 10, 2008; Morgan Stanley also beneficially owns 31,556 Variable Voting Shares; and

(iii)
Persons affiliated with Polar Securities Inc., through Nestbitt Burns ("Polar"), which holds or exercises control or direction over 1,300,000 Preferred Shares, which would represent 10.40% of all issued and outstanding Preferred Shares as at December 10, 2008. Polar also holds or exercises control or direction over $21,614,000 principal amount of Notes, which would represent approximately 6.7% of the total amount of Notes outstanding as at December 10, 2008, 1,553,400 Variable Voting Shares, which would represent approximately 6.1% of the total amount of Variable Voting Shares outstanding as at December 10, 2008, and 1,064,200 Voting Shares, which would represent approximately 11.1% of the total amount of Voting Shares outstanding as at December 10, 2008.

Arrangements Concerning Securities

Stock Option Plan.  Certain of the Corporation's employees participate in the Stock Option Plan of ACE. Plan participation is limited to employees holding positions that, in the view of ACE's Board of Directors (or the Human Resources and Compensation Committee), have a significant impact on ACE's long term results. The stock option plan provides that the options will have an exercise price of not less than 100% of the market price of the underlying Shares at the time of grant. Fifty percent of all options vest over four years. The remaining options vest upon performance conditions that are based on net income targets established by the ACE Board over the same time period. All options expire after seven years. The terms of ACE's stock option plan specify that upon the retirement of the employee, options granted to that employee may be exercised as the options vest within three years of such retirement.  The Board resolved to accelerate the exercisability of the remaining unvested ACE stock options, effective on November 12, 2007.

Deferred Share Unit Plan for Non-Employee Directors.  Pursuant to its deferred share unit plan for non-employee directors (the "DSU Plan"), non-executive directors of ACE received their annual retainer fee in cash or in deferred share units ("DSUs") in accordance with established share ownership guidelines.  The DSUs were notional units whose value was always equal to the value of the shares of ACE.  Directors who had not achieved the share ownership guidelines would receive 50% of their annual retainer fee in cash and the remainder in DSUs until the share ownership guidelines were met. Directors who had achieved the share ownership guidelines could elect to receive their annual retainer fee in cash or in DSUs.  Upon termination of Board service, a director would receive a lump sum payment in cash based on the number of DSUs recorded in his or her account and the market value of the Shares.  Alternatively, the director could have elected to receive a number of Shares purchased in the open market equal to the number of DSUs recorded in the director's account. The DSU Plan was terminated effective as of June 30, 2008 and all outstanding DSUs were paid out in cash.

Contracts, Arrangements Or Undertakings With Noteholders

There are no contracts, arrangements or undertakings, formal or informal, between ACE and any Noteholder or director or officer of ACE in relation to the Offer or any person or company with respect to any securities of ACE in relation to the Offer.

Acceptance Of Offer

To the knowledge of the Corporation, after reasonable inquiry, no person referred to in this Circular under "Ownership Of ACE's Securities; Arrangements Concerning Notes" (other than each of Franklin Templeton, WCFI and Polar) beneficially owns or exercises control or direction over any Notes and therefore no such person intends to accept the Offer. The Corporation understands that each of Franklin Templeton, WCFI and Polar, exercise control or direction over Notes. However, the Corporation is not aware of the intentions of Franklin Templeton, WCFI and Polar in relation to the Offer.

Commitments To Acquire Notes

ACE has no commitments to purchase Variable Voting Shares, Voting Shares, Preferred Shares or Notes, other than as described in this Circular or pursuant to the Offer. See "Issuer Bid Circular – Concurrent Transactions". To the knowledge of the Corporation, after reasonable inquiry, no person or company referred to in this Circular under "Ownership Of ACE's Securities; Arrangements Concerning Notes" has any commitment to acquire Variable Voting Shares, Voting Shares, Preferred Shares or Notes.

Benefits From The Offer

No person or company referred to in this Circular under "Ownership Of ACE's Securities; Arrangements Concerning Notes" will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than the consideration available to any Noteholder who does or does not participate in the Offer.

Prior Securities Transactions

Based on the Corporation's records and on information provided to the Corporation by its directors, officers and subsidiaries, none of the Corporation or any of its directors, officers or subsidiaries, or, to the best of its knowledge, any of its subsidiaries' directors and officers or associates of a director or officer of the Corporation or its subsidiaries, has effected any transactions involving its Shares or Notes during the 60 days prior to December 10, 2008.

Material Changes In The Affairs Of The Corporation

Except as described or referred to in the Offer, the directors and officers of the Corporation are not aware of information which indicates that any material change has occurred in the affairs of ACE since September 30, 2008, the date of the most recent interim consolidated financial statements of the Corporation, other than such material changes which have been publicly disclosed which would reasonably be expected to affect the decision of the Noteholders to accept or reject the Offer.

On December 10, 2008, the Corporation announced that it has received from West Face Long Term Opportunities Limited Partnership, West Face Long Term Opportunities (USA) Limited Partnership and West Face Long Term Opportunities Master Fund L.P. a formal requisition for a special meeting of the shareholders of the Corporation to be called for the following purposes: (i) to consider an ordinary resolution to remove from office all of the current directors of the Corporation; (ii) to set the size of the board of directors of the Corporation at such number as the shareholders may determine at the meeting; (iii) to elect directors to hold office until the next annual meeting of the shareholders of the Corporation; and (iv) to conduct such other business as may properly come before the meeting, including matters necessary or desirable to implement the foregoing. As announced, the Corporation will consider such requisition and respond in due course.

In addition, concurrently with the announcement of the Offer, ACE also announced the transactions or plans described under "Issuer Bid Circular - Concurrent Transactions".

Except as described or referred to herein, ACE has no current plans to make any material change in its business, corporate structure, management or personnel.

Going Private Transaction or Business Combination

The Offer does not constitute, and is not intended to be followed by, a going private transaction or business combination.

Income Tax Considerations

Certain Canadian Federal Income Tax Considerations

In the opinion of Stikeman Elliott LLP, the following summary accurately describes, as at the date hereof, the principal Canadian federal income tax considerations generally applicable to a holder who sells his Notes pursuant to the Offer and who, for purposes of the Income Tax Act (Canada) (the "Tax Act"), at all relevant times, (i) is not exempt from tax under the Tax Act, (ii) holds his Notes as capital property, and (iii) deals at arm’s length and is not "affiliated" (as defined in the Tax Act) with the Corporation. Generally, the Notes will be considered to be capital property to a holder provided that the holder does not use or hold, and is not deemed to use or hold, the Notes in the course of carrying on a business and has not acquired the Notes in one or more transactions considered to be an adventure in the nature of trade. Certain holders, including financial institutions, registered securities dealers and corporations controlled by one or more of the foregoing, are generally precluded from treating the Notes as capital property. As more fully described below, holders who are residents of Canada may be able to elect to have the Notes treated as capital property.

This summary is not applicable to a holder an interest in which is a "tax shelter investment", as defined in the Tax Act, a holder that is, for purposes of certain rules (referred to as the "mark-to-market" rules) applicable to securities held by financial institutions, a "financial institution", as defined in the Tax Act, or to a holder to whom the "functional currency" reporting rules under the Tax Act apply. Such holders should consult their own tax advisors.

This summary is based upon the provisions of the Tax Act, the regulations thereunder (the "Regulations"), and on counsel’s understanding of the published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA"), all in effect as of the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals") and assumes that all Tax Proposals will be enacted in the form proposed. However, there can be no assurance that the Tax Proposals will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or in administrative policies and assessing practices, whether by legislative, regulatory, administrative or judicial action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, holders should consult their own tax advisors for advice with respect to the tax consequences to them of selling their Notes pursuant to the Offer, having regard to their own particular circumstances.

Residents of Canada

The following discussion applies to a holder who, for the purposes of the Tax Act and any applicable income tax treaty or convention and at all relevant times, is resident or is deemed to be resident in Canada (a "Canadian holder"). Certain Canadian holders whose Notes might not otherwise qualify as capital property may, in certain circumstances, treat such Notes as capital property by making the irrevocable election provided by subsection 39(4) of the Tax Act.

In general, a Canadian holder who sells Notes pursuant to the Offer will be considered to have disposed of such Notes for proceeds of disposition equal to the Purchase Price. The holder will realize a capital gain (capital loss) on the disposition of the Notes sold equal to the amount by which the holder's proceeds of disposition, net of any reasonable costs of disposition, are greater than (or less than) the adjusted cost base of such Notes to the holder immediately before the disposition.

Generally, one-half of any capital gain realized by a Canadian holder pursuant to the Offer will be included in the holder's income as a taxable capital gain. One-half of any capital loss realized by a holder on the disposition of Notes pursuant to the Offer may generally be deducted only from taxable capital gains of the holder in accordance with the provisions of the Tax Act.

The portion of the Purchase Price that relates to any accrued interest, if any, is required to be included in computing the income of the holder for the taxation year in which the Notes are disposed of, except to the extent such interest was otherwise included in the income of the holder for that year or a previous year.

A Canadian holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) throughout the year may be liable to pay additional refundable tax of 6 2/3% on its "aggregate investment income" for the year, which is defined to include an amount in respect of interest and taxable capital gains.

Non-Residents of Canada

The following discussion applies to a holder who, at all relevant times, for purposes of the Tax Act and any applicable tax treaty or convention, (i) is neither resident nor deemed to be resident in Canada, (ii) does not and is not deemed to use or hold his Notes in carrying on business in Canada (a "Non-resident holder"). Special rules not discussed below may apply to a holder that is a non-resident insurer which carries on business in Canada and elsewhere.

A Non-resident holder will not be subject to tax under the Tax Act in respect of any capital gain (and will not be entitled to deduct any amount in respect of a capital loss) realized on the disposition of Notes to the Corporation pursuant to the Offer unless the Notes constitute "taxable Canadian property" of the holder and the holder is not entitled to relief under an applicable tax treaty or convention. As long as the shares into which the Notes are convertible are listed on a designated stock exchange (which currently includes the TSX), the Notes will not constitute taxable Canadian property of a holder unless at any time during the 60 month period immediately preceding the disposition, the holder, persons with whom the holder does not deal at arm's length, or the holder together with such persons, owns 25% or more of the issued shares of any class or series of the Corporation. A holder who would meet or exceed this 25% threshold based solely on the number of Shares that would be owned by such holder (either alone or together with such persons) upon conversion of Notes should contact its own tax adviser for advice as to whether such Notes constitute taxable Canadian property.

Interest, including any portion of the Purchase Price that relates to accrued interest, if any, on the Notes will not be subject to withholding tax in Canada.

Certain United States Federal Income Tax Considerations

The following summary describes certain U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) with respect to the disposition of Notes pursuant to the Offer. This summary addresses only U.S. Holders that hold Notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally, assets held for investment purposes).  The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular U.S. Holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as banks, holders subject to the alternative minimum tax, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar, persons holding Notes in a tax-deferred or tax-advantaged account, pass-through entities and investors in such entities, insurance companies, regulated investment companies, common trust funds, non-United States persons or entities, brokers, dealers in securities or currencies, persons that hold Notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, persons deemed to sell Notes under the constructive sale provisions of the Code, persons who directly, indirectly, or constructively own 10% or more of the voting power of ACE's stock entitled to vote, or persons that acquired Notes in a compensation transaction.  In addition, this summary does not address tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

The following is based on the Code, Treasury regulations promulgated thereunder, and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

As used herein, the term "U.S. Holders" include: (i) citizens or individual residents of the United States, (ii) corporations or other entities taxable as corporations that are created or organized in or under the laws of the United States or any political subdivision thereof; (iii) estates, the incomes of which are subject to United States federal income taxation regardless of the source of such income; or (iv) trusts subject to the primary supervision of a United States court and the control of one or more United States persons or trusts that have elected to be treated as United States persons under applicable Treasury regulations.

The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership's and the partner's status. Partnerships that are beneficial owners of Notes, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Notes pursuant to the Offer.

U.S. Holders of Notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Notes pursuant to the Offer.

Disposition of Notes

Subject to the market discount and passive foreign investment company rules discussed below, on a disposition of Notes pursuant to the Offer, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) an amount equal to the fair market value of the Canadian dollars received (except to the extent such amount is attributable to accrued but unpaid interest, which generally will be subject to tax as ordinary income to the extent not previously included in gross income) and (ii) such U.S. Holder's adjusted tax basis in its Notes.  Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the Notes is more than one year at the time of disposition, and any such gain or loss generally will be treated as income or loss from within the United States for U.S. foreign tax credit purposes. The deductibility of capital loss is subject to limitations.

A Note will have "market discount" if the stated redemption price at maturity exceeds the tax basis of the Note in the hands of the U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies.  Gain recognized by a tendering U.S. Holder upon the receipt of cash in exchange for a Note with market discount will generally be treated as ordinary income to the extent of the market discount accrued during such U.S. Holder's period of ownership.  This rule will not apply to a U.S. Holder who had previously elected to include market discount in income as it accrued for U.S. federal income tax purposes.

Passive Foreign Investment Company Status

Special U.S. federal income tax rules may apply to holders of convertible debt of a passive foreign investment company ("PFIC"). Currently, ACE does not believe that it is or has been a PFIC. However, there can be no assurance that the IRS would not successfully challenge ACE's position.

A non-U.S. corporation generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of subsidiaries, either at least 75% of its gross income is "passive income", or on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, passive income generally includes, among other things, dividends, interest, certain rents and royalties and gains from the disposition of passive assets.

If ACE were classified as a PFIC for any taxable year during which a U.S. Holder holds Notes, such U.S. Holder generally would be taxed at ordinary income tax rates on any gain realized on the sale or exchange of the Notes and would also be subject to a special interest charge with respect to any such gain.

U.S. Holders of Notes should consult their own tax advisors regarding the U.S. federal income tax consequences that would arise if ACE were treated as a PFIC while a U.S. Holder held Notes.

Payments in Canadian Dollars

A U.S. Holder using the cash method of accounting for U.S. federal income tax purposes (or an accrual basis U.S. Holder that makes an election) generally will realize an amount equal to the U.S. dollar value of Canadian dollars received pursuant to the Offer determined at the spot Canadian dollar/U.S. dollar rate on the date payment is made to the Depositary. An accrual basis U.S. Holder that does not elect to be treated as a cash basis taxpayer for this purpose generally will realize an amount equal to the U.S. dollar value of the Canadian dollars to which such U.S. Holder becomes entitled on the date its Notes are accepted for purchase by ACE, determined at the spot Canadian dollar/U.S. dollar rate on that date. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date a U.S. Holder determines its amount realized for U.S. federal income tax purposes to the date such payment is converted into U.S. dollars will be treated as ordinary income or loss, which generally will be from sources within the United States for U.S. foreign tax credit purposes.

U.S. Holders should consult their own tax advisors concerning the possibility of foreign currency gain or loss if any such currency is not converted into U.S. dollars on the date of receipt.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the U.S. Internal Revenue Service relating to payments made to particular U.S. Holders. In addition, a U.S. Holder may be subject to a backup withholding tax (currently imposed at a rate of 28%) on such payments unless such holder is an exempt recipient (such as a corporation) or provides its taxpayer identification number and certifies that such holder is exempt from or otherwise not subject to backup withholding.  Any amounts withheld under the backup withholding rules will be allowed as a refund or credit to a U.S. Holder against the holder's U.S. federal income tax liability if the required information is timely furnished to the U.S. Internal Revenue Service. U.S. Holders should consult their own tax advisors as to the application of the information reporting and backup withholding tax rules to them.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE DISPOSITION OF NOTES PURSUANT TO THE OFFER. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Legal Matters And Regulatory Approvals

ACE is not aware of any license or regulatory permit that is material to the Corporation's business that might be adversely affected by the Corporation's acquisition of Notes pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Notes by the Corporation pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Corporation currently contemplates that such approval will be sought or other action will be taken. ACE cannot predict whether it may determine that it must delay the acceptance for payment of Notes deposited pursuant to the Offer pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Corporation's business.

The Offer is an "issuer bid" within the meaning of MI 61-101. MI 61-101 provides that, unless exempted, an issuer proposing to carry out an issuer bid is required to engage an independent valuator to prepare a valuation of the affected securities and provide to the holders of the affected securities a summary of such valuation. In connection with the Offer, the Corporation has obtained a formal valuation of the Notes from an independent valuator. See "Issuer Bid Circular - Valuation".

The Corporation's obligations under the Offer to take up and pay for Notes are subject to certain conditions. See "Offer to Purchase — Conditions of the Offer".

Source Of Funds

The Corporation will fund any purchases of Notes pursuant to the Offer from available cash on hand.

Depositary

ACE has appointed CIBC Mellon Trust Company to act as a depositary for, among other things, (i) the receipt of Notes and the related Letter of Transmittal pursuant to the procedures set forth in the Offer to Purchase under "Offer to Purchase — Procedure for Depositing Notes", (ii) the receipt from the Corporation of cash to be paid in consideration of the Notes acquired by the Corporation under the Offer, as agent for the depositing Noteholders, and (iii) the transmittal of such cash to the depositing Noteholders, as agent for the depositing Noteholders. The Depositary may contact Noteholders by mail, telephone or facsimile and may request investment dealers, brokers and other nominee to forward materials relating to the Offer to beneficial owners of Notes.

Fees And Expenses

The Valuator was retained to provide a formal valuation of the fair market value of the Notes in accordance with MI 61-101. See "Issuer Bid Circular - Valuation". The Valuator will be paid a fee for the valuation report, based on hourly rates for professional time, plus administrative charges, disbursements and applicable taxes, and such fee is not contingent in any way on the conclusions in the valuation report or the outcome of the Offer.

ACE has retained CIBC Mellon Trust Company to act as the depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial and United States federal securities laws. ACE will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Notes pursuant to the Offer. Investment dealers, brokers and other nominees will, upon request, be reimbursed by the Corporation for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

No fee or commission will be payable by any Noteholder who deposits such Notes directly with the Depositary in connection with this Offer.

ACE is expected to incur expenses of approximately Cdn$400,000 in connection with the Offer, which includes filing fees, valuation fees, legal, translation, accounting, depositary and printing fees.

Statutory Rights

Securities legislation in the provinces and territories of Canada provides Noteholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Noteholders. However, these rights must be exercised within prescribed time limits. Noteholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPENDIX 1 - VALUATION REPORT

December 10, 2008

The Board of Directors
ACE Aviation Holdings Inc.
5100 de Maisonneuve Blvd. West
Montréal, Québec
H4A 3T2

Dear Sirs/Mesdames:

Re:	ACE Aviation Holdings Inc.
Valuation as at December 9, 2008 of 4.25% Convertible Senior Notes due 2035

ACE Aviation Holdings Inc. (“ACE”) continues to evaluate its strategic options and monitor the efficient use of its financial resources.  In this regard, we understand that ACE is considering a public offer to purchase all of its issued and outstanding 4.25% Convertible Senior Notes Due 2035 (the “Senior Notes”), at a fixed price.  If ACE proceeds with an offer, it will be by way of an issuer bid (“Issuer Bid”).

1.0           ENGAGEMENT OF ERNST & YOUNG

Ernst & Young LLP (“EY”) has been engaged, by ACE, to provide to the Board of Directors of ACE (the “ACE Board”) an independent formal valuation (the “Formal Valuation”), setting out the fair market value of the Senior Notes as at December 9, 2008 (the “valuation date”).  The ACE Board will consider the Formal Valuation in evaluating the public offer for the Senior Notes.

This report, setting out the Formal Valuation, is required in accordance with the requirements of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions (“MI 61-101”) and will, subject to EY’s consent as to form of disclosure, be appended to the Issuer Bid circular (the “Circular”) which will accompany the Offer to Purchase (the “Offer”), dated December 11, 2008.

All dollar amounts are in Canadian funds, unless otherwise noted.

2.0    INDEPENDENCE OF ERNST & YOUNG

EY has developed this valuation on the basis of an independent review and analysis of the Senior Notes.  The professional staff assigned to this engagement prepared this report acting independently and objectively.

We understand that for the purposes of this transaction, ACE is the only interested party, as that term is defined in MI 61-101.  In the context of MI 61-101, EY (including entities affiliated to EY):

▪	is not an insider, associate or affiliate of ACE;

▪	has not acted as an advisor to ACE in connection with the Offer;

▪	will be paid a fee for this Formal Valuation, based on hourly rates for professional time, and such fee is not contingent in any way on the conclusions herein or on the outcome of the Offer;

▪	has no financial interest in the outcome of the Offer;

▪	is not a manager, co-manager or member of a soliciting dealer group for the Offer;

▪	is not the external auditor of ACE;

▪	has provided and currently provides professional services to ACE and/or its affiliates in the ordinary course of its business, and the fees paid to EY are not material to EY; and

▪	in future, may provide professional services to ACE and/or its affiliates in the ordinary course of its business.

Having considered the above, EY is of the view that it is independent of ACE.

3.0           CREDENTIALS OF ERNST & YOUNG

EY is one of North America’s largest public accounting and professional services firms, providing advice on a wide range of merger, acquisition and other transactions, including providing valuation services and fairness opinions.

This Formal Valuation is in accordance with Companion Policy 61-101CP to MI 61-101 and is a “Comprehensive Valuation Report” as that term is defined in Standard 110 of the Canadian Institute of Chartered Business Valuators regarding Report Disclosure Standards and Recommendations.

4.0           SCOPE OF REVIEW

In connection with the Formal Valuation, EY has had discussions with the management of and advisors to ACE, and relied on, amongst other, the results of the following:

1.	Review of the operating structure of ACE from information provided by ACE management and from available public sources;

2.	Review of historical annual financial statements of ACE to December 31, 2007 and the interim financial results for the nine months ended September 30, 2008;

3.	Review of market trading prices in respect of ACE’s shares and Senior Notes;

4.	Review of the Senior Notes Indenture dated April 6, 2005;

5.	Review of a draft of the Offer and Circular dated December 8, 2008; and

6.	Review of comparable debt yield data in the process of developing factors relevant to estimating the fair market value of the Senior Notes.

We are advised that to the knowledge of the directors and officers of ACE, no “prior valuations” (as defined in MI 61-101) regarding ACE, its securities or its material assets have been prepared within the 24 months preceding the date of this report.

We received a letter of representation signed by Brian Dunne, Executive Vice President and Chief Financial Officer – ACE, on behalf of ACE management, confirming certain representations made to us, including a general representation that:

▪	ACE management has reviewed this report in draft form and have discussed it with us;

▪	As a result of the review of the draft report, ACE management did not observe any material errors or misstatements of fact;

▪	ACE management is satisfied with our explanations and the approach that we have adopted as set out herein; and

▪	ACE management has no information or knowledge not disclosed in this report that could reasonably be expected to alter our conclusions herein.

5.0           RESTRICTIONS AND LIMITATIONS

This valuation has been prepared for the specific purpose identified above and is not to be used in any other context without the express written consent of EY.  This valuation is developed as of a specific date and EY has not undertaken to update it to any other date.  Should information relevant to the valuation conclusions become available to EY subsequent to the date of this report, EY reserves the right, but will be under no obligation, to revise this report.

Senior officers of ACE have represented to us that the information provided to us is true and correct in all material respects as of the valuation date and that from that date to the date of this report there have been no changes in facts material to the conclusions herein.

We were provided with written information, oral information, and/or data in electronic form by others (including management).  EY has relied upon the completeness, accuracy and fair presentation of all of the financial and other information obtained by it from public sources, and from ACE and their advisors for purposes of this report.  We assume no responsibility for the information furnished to us.  This valuation is conditional upon the completeness and accuracy of such information.  Subject to the exercise of professional judgement and except as expressly described herein, we have not attempted to verify the completeness, accuracy or fair presentation of any of the information relied upon in this report.

This report is not, and should not be construed to be, a recommendation to a holder of a Senior Note, or to others to take any course of action.  This report has been drafted solely for the purposes stated, it may not have considered issues relevant to third parties and EY shall have no responsibility whatsoever to any third party.  Any use a third party makes of this report is entirely at its own risk.

This report is subject to the limiting conditions set out in Appendix 1.

6.0    OVERVIEW OF ACE

ACE is a Canadian public company, with interests in Air Canada and Aero Technical Support & Services Holdings sarl.  The Variable Voting Shares, Voting Shares and Senior Notes of ACE are listed on the Toronto Stock Exchange (“TSX”) under the symbols “ACE.A”, “ACE.B” and “ACE.NT.A”, respectively.  The Preferred Shares of ACE are not listed for trading on an exchange.

Air Canada is Canada’s largest domestic and international airline and the largest provider of scheduled passenger services in the Canadian market, the Canada – U.S. transborder market and in the international market to and from Canada.  As of the valuation date, ACE held a 75% ownership interest in Air Canada.

ACE has a 27.8% interest in Aero Technical Support & Services Holdings sarl, an entity incorporated in Luxembourg which purchased the assets and conducts the business previously operated by ACTS LP. Through its subsidiaries, including Aveos Fleet Performance Inc. and Aeroman, it is a full service provider of airframe, engine, component and maintenance solutions with facilities in Montreal, Winnipeg, Vancouver and Toronto in Canada and San Salvador in El Salvador.

6.1	Historical Operating Results and Financial Position

Consolidated financial statements of ACE as filed with Canadian provincial securities regulators are publicly accessible through the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

We understand that ACE expects to fund the purchase of the Senior Notes under the Offer and the payment of related fees and expenses with cash on hand.  We are advised that as at December 9, 2008 ACE (on an unconsolidated basis) had approximately $☐811 million of cash on hand.

6.2	Historical Price and Trading Volumes – Variable Voting Shares

Historical share price (monthly average of closing prices) and trading volume of ACE’s Variable Voting Shares - ACE.A is set out below.

Year	2005	2006	2007	2008
Jan		$ 37.94	$ 34.12	$ 25.24
Feb		34.79	36.09	23.45
Mar	$ 37.90	32.65	32.40	21.51
Apr	36.41	31.92	31.00	19.76
May	35.84	32.72	28.13	20.85
Jun	40.83	31.73	26.40	20.27
Jul	39.92	29.91	27.09	11.94
Aug	38.38	29.61	24.44	11.00
Sep	37.16	32.75	25.33	9.15
Oct	32.51	36.64	28.99	5.83
Nov	35.91	37.45	28.08	3.94
Dec	38.09	36.23	28.20	2.72
Average	$ 37.30	$ 33.70	$ 29.19	$ 14.64
High	$ 40.83	$ 37.94	$ 36.09	$ 25.24
Low	$ 32.51	$ 29.61	$ 24.44	$ 2.72

Historical Trading Price - C$s
(Class A Variable Voting Shares)
45
40
35
30
25
20
15
10
5
-
Mar-05
Jul-05
Nov-05
Mar-06
Jul-06
Nov-06
Mar-07
Jul-07
Nov-07
Mar-08
Jul-08
Nov-08

Year	2005	2006	2007	2008
Jan		11,050	16,018	29,475
Feb		14,724	12,287	10,380
Mar	2,131	11,650	9,613	7,708
Apr	15,931	14,010	10,314	10,287
May	23,052	16,382	25,667	8,013
Jun	27,960	9,966	15,970	12,318
Jul	12,066	6,029	7,478	11,235
Aug	13,805	12,091	15,128	5,168
Sep	19,279	12,116	13,470	2,141
Oct	13,515	15,901	14,392	6,455
Nov	26,400	24,860	10,824	2,602
Dec	8,267	14,967	17,597	517
Average	16,241	13,645	14,063	8,858

Monthly Trading Volumes (in 000s)
35,000
30,000
25,000
20,000
15,000
10,000
5,000
-
Mar-05
Jul-05
Nov-05
Mar-06
Jul-06
Nov-06
Mar-07
Jul-07
Nov-07
Mar-08
Jul-08
Nov-08

Source: Factiva and Bloomberg (March 31, 2005 to December 9, 2008)

On December 9, 2008, the closing price of ACE’s Variable Voting Shares - ACE.A on the TSX was $3.07.

As at September 30, 2008, the issued and outstanding Variable Voting Shares - ACE.A approximated 25.2 million shares, and Voting Shares - ACE.B approximated 9.7 million shares.  A larger number of Variable Voting Shares have traded since ACE shares commenced trading and on more than 95% of the trading days the closing price of Variable Voting Shares - ACE.A and Voting Shares - ACE.B varied from each other by +/- 1%; accordingly we have not set out a chart of share price and trading volume of ACE’s Voting Shares - ACE.B.

6.3	Historical Price and Trading Volumes – Senior Notes

Historical trading price (monthly average of closing prices), per $100 principal amount, and trading volume of ACE’s Senior Notes - ACE.NT.A is set out below.

Year	2005	2006	2007	2008
Jan		$ 98.85	$ 104.62	$ 105.23
Feb		96.79	111.90	103.65
Mar	$ 100.65	96.23	111.50	99.29
Apr	98.75	95.38	109.33	97.77
May	97.50	95.93	107.07	98.25
Jun	102.75	95.56	108.59	98.08
Jul	101.61	94.67	110.38	93.14
Aug	99.67	94.04	105.67	94.25
Sep	98.45	95.79	108.00	90.33
Oct	93.91	100.58	114.84	84.75
Nov	96.55	101.47	113.50	85.00
Dec	98.27	99.72	109.26	80.00
Average	$ 98.81	$ 97.08	$ 109.55	$ 94.15
High	$ 102.75	$ 101.47	$ 114.84	$ 105.23
Low	$ 93.91	$ 94.04	$ 104.62	$ 80.00

Historical Trading Price - C$s
120
100
80
60
40
20
-
Mar-05
Jul-05
Nov-05
Mar-06
Jul-06
Nov-06
Mar-07
Jul-07
Nov-07
Mar-08
Jul-08
Nov-08

Year	2005	2006	2007	2008
Jan		54,790	92,150	215,540
Feb		70,850	47,255	3,150
Mar	252,810	103,890	40,300	102,510
Apr	506,150	48,360	8,350	269,970
May	174,122	112,410	27,300	142,530
Jun	367,430	2,840	209,870	55,610
Jul	105,570	1,650	6,280	208,480
Aug	237,530	151,950	2,000	147,440
Sep	273,170	11,110	8,230	4,930
Oct	64,250	243,590	112,920	180,800
Nov	217,700	78,470	102,810	200
Dec	147,810	280,620	1,350	550
Average	234,654	96,711	54,901	110,976
Total Value *	$ 233.03	$ 113.89	$ 72.62	$ 128.18

Monthly Trading Volumes of $100 Principal
50,000
40,000
30,000
20,000
10,000
-
Mar-05
Jul-05
Nov-05
Mar-06
Jul-06
Nov-06
Mar-07
Jul-07
Nov-07
Mar-08
Jul-08
Nov-08

*Source: Bloomberg (March 31, 2005 to December 9, 2008, * = Total Value in $millions)*

We note that during the year 2007 and during the period January 1, 2008 to December 9, 2008 the Senior Notes traded on less than 25% of the trading days.

The last trade was in respect of 10,000, $100 principal amount Senior Notes at $80 per $100 principal amount on December 9, 2008.  Since March 2008 Senior Notes aggregating up to approximately $105 million in market value have traded.  The Senior Notes have traded below $100 since March 2008 and more recently in December 2008 the Senior Notes have traded below $90 as set out below.

7.0	KEY TERMS OF THE SENIOR NOTES

The Senior Notes were issued by ACE in 2005 and have the following relevant terms which have been considered in the analysis herein:

Maturity – June 1, 2035.

Security – The Senior Notes are senior unsecured obligations of ACE and rank with all other senior unsecured indebtedness of ACE but are senior in right of payment to any subordinated indebtedness of ACE.  The Senior Notes are subordinated to all existing and future secured indebtedness of ACE.  In addition, the Senior Notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the subsidiaries of ACE.

Interest – 4.25% per annum paid semi-annually on June 1 and December 1 of each year.

Conversion Rate – Senior Notes may be converted into Class A Variable Voting Shares (if the holder is not a Canadian) or into Class B Voting Shares (if the holder is Canadian) prior to maturity based on a conversion rate of 40.6917 shares per $1,000 principal amount.

Redemption by ACE – Since June 6, 2008, ACE may, on not more than 60 days and not less than 30 days prior written notice, redeem the Senior Notes, either in whole or in part, at a price equal to their principal amount, plus accrued and unpaid interest.

Redemption by Noteholder – Each noteholder may require ACE to purchase all or a portion of their Senior Notes on June 1, 2010, June 1, 2015, June 1, 2020, June 1, 2025, and June 1, 2030, at a purchase price equal to 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest to, but excluding, the date of purchase.

Under certain conditions, ACE may, at its option, elect to satisfy its obligation to repay the principal amount of the Senior Notes, together with accrued and unpaid interest thereon, on redemption, purchase or repayment at maturity by, in whole or in part, the issuance of Variable Voting Shares or Voting Shares.  In this event, trading price of the shares on the TSX is discounted by approximately 5%.

Subject to complying with applicable securities legislation, ACE may repurchase Senior Notes in open market and negotiated transactions.

8.0	VALUATION OF THE SENIOR NOTES

8.1	Definition of Value

The analysis herein considers the concept of fair market value, which is defined in Section 1.1 of MI 61-101 as “the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other and under no compulsion to act”.

Further, as articulated in Section 6.4 (2) (d) of MI 61-101, in determining fair market value we have not included a downward adjustment to reflect the lack of liquidity of the Senior Notes, the effect of the Offer on the Senior Notes, or the fact that the Senior Notes do not form part of a controlling interest.

8.2	Components of the Senior Notes

The Senior Notes are essentially convertible bonds and have two components of value: a conventional bond and a call on the equity of ACE through conversion.  The upside of the later component of value is somewhat limited by the fact that ACE can redeem the Senior Notes for their principal amount (and it would be reasonable for ACE to redeem the Senior Notes if it has excess cash on hand and wishes to protect its common shareholders’ interest from dilution).  However, in the present circumstances, the Senior Notes’ value is enhanced by the noteholder’s option to have ACE redeem the Senior Notes for their principal amount of $1,000 on June 1, 2010, just under 1.5 years following the valuation date (as compared to a current as converted value of $124.92 at the recent share price of $3.07 and the current conversion rate of 40.6917).

8.3	Methodology and Approach

Convertible bond valuation models exist that combine the Black-Scholes equation for valuing equity call options with a discounted bond cash flow calculation.  A simple version of this approach adds the present value of bond cash flows to the option value of the equity conversion option.  This calculation may be adapted to recognize the probability that the bond is not converted.  The primary weakness with this approach is the inability to value the possibility that the bond is converted prior to maturity and value effects of any embedded options, such as callability by the issuer and putability by the holder.

As a result of these considerations, we used a model described by Tsiveriotis and Fernandes (1998)1 to estimate the value of the Senior Notes.  This model recognizes both the debt and equity components of a convertible bond, the possibility of early conversion, the callability by the issuer and putability by the holder.  The main idea behind this model is that the equity component and debt component of a convertible bond have different default risks.  The equity component has no default risk since the issuer can always issue its own stock, and thus the equity component should be discounted at the risk-free rate.  On the other hand, interest and principal payments, and any put provisions depend on the issuer’s timely access to the required cash and thus expose the holder to credit risk; accordingly the debt component should be discounted at the risk-free rate plus a credit spread.

8.4	Valuation Assumptions

In order to implement the calculations we applied the following assumptions as at the valuation date:

Maturity – June 1, 2035.

Interest – 4.25% per annum paid semi-annually on June 1 and December 1 of each year.

Conversion Price – Given the current conversion rate of 40.6917 per $1,000 of principal amount, we calculated the conversion share price of $24.575.  We assumed that the conversion rate would remain unchanged over the remaining term of the Senior Notes.

Redemption by ACE – An embedded option which allows ACE to redeem the Senior Notes at anytime for their principal amount, plus accrued interest.

Redemption by Noteholder – An embedded option which allows each noteholder to sell the Senior Notes to ACE on June 1 of 2010, 2015, 2020, 2025, and 2030 for their principal amount, plus accrued interest.

Current Share Price – $3.07, being the closing price of ACE’s Variable Voting Shares - ACE.A on December 9, 2008.

Volatility of the ACE Shares – 44% (rounded), based on daily closing prices of ACE’s Variable Voting Shares over a 3 year period.  Volatilities over 2 and 1 year periods were 49% and 66% respectively.

1           Valuing Convertible Bonds with Credit Risk, the Journal of Fixed Income, September 1998, Pages 95-102.

Credit Spread – At the valuation date, the Senior Notes were not rated by any credit agency.  We estimated a credit spread of 15.2% per annum based on an observed average credit spread from a sample of 6 publicly traded debt issues of US airline companies.

8.5	Valuation Calculations and Sensitivity Analysis

Using the above assumptions, and in particular the current share price of $3.07, volatility of 44% and credit spread of 15.2%, we estimated the value of a $1,000 principal amount of Senior Note to approximate $851.03.

We evaluated the sensitivity of this amount to the assumed inputs in respect of volatility, current share price and credit spread.

We noted that the calculated result was not sensitive to the change in assumptions in respect of volatility and current share price.  For example, at 50% and 60% volatility the calculated value was approximately $851.08 (+0.01%) and $851.35 (+0.04%), respectively; and at a share price of $2.00 and $4.00 the calculated value was approximately $851.01 (-0.002%) and $851.13 (+0.1%), respectively.

We calculated the sensitivity of the change in assumption in respect of credit spread as follows: at a 11.2% and 19.2% credit spread (i.e. a 400bps change) the calculated value is approximately $895.04 (+5.17%) and $810.58 (-4.75%), respectively.

8.6	Bond Like Behaviour of the Senior Notes

In our view, in light of: (i) ACE’s cash on hand approximating $811 million, (ii) ACE’s stated business strategy to return capital to its stakeholders, and (iii) the low likelihood of an increase in ACE’s share price in the near future (such that the conversion option would be worth exercising); it is arguable that the Senior Notes are behaving like a short—term bond maturing in just under 1.5 years on June 1, 2010, when a noteholder could seek redemption of the Senior Notes.

The following analysis assesses the bond like behaviour of the Senior Notes and calculates value at rates of return from 14.6% to 18.6%, which in our view is not unreasonable given the difficulties faced by the airline industry (being a significant asset class of ACE) and the current credit crisis faced by the financial markets.

9.0	CONCLUSION

In summary, EY’s selected value ranges for the Senior Notes, per $1,000 principal amount, are as follows:

▪	$851.03 based on the Tsiveriotis and Fernandes model, to $895.04 based on a lower credit spread assumption in the Tsiveriotis and Fernandes model;

▪	$831.41 based on the assumption that the Senior Notes are behaving more like a short-term bond and a rate of return of 18.6%, to $873.60 based on a rate of return of 14.6%.

We also note that the trading price of the Senior Notes is $800 based on the last market trade on December 9, 2008 and $890 based on October 1, 2008.

Based on the scope of our review and subject to the assumptions, restrictions and limitations provided herein, we conclude that the fair market value of the Senior Notes, per $1,000 principal amount, at the valuation date ranges from approximately $825 to $875, or a mid-point of $850.

EY believes that the analyses in this report must be considered as a whole and that any attempt to select portions of the analyses or factors considered herein would create an incomplete or misleading view of the conclusions set out herein.

Yours truly,

Ernst & Young LLP

Appendix A

Schedule of Limiting Conditions

1.
Ernst & Young LLP ("EY") has prepared this report solely for the purpose stated, and it should not be used for any other purpose.  In carrying out our work, we have worked solely on the instructions of our client and this report has been drafted solely for its purposes.  Our report may not have considered issues relevant to third parties and EY shall have no responsibility whatsoever to any third party which obtains a copy of this report.  Any use such a third party may choose to make of this report is entirely at its own risk.

2.
Provision of valuation conclusions and/or recommendations and considerations of the issues described herein are areas of valuation practice for which we believe that we have knowledge and experience.  The services provided are limited to such knowledge and experience and do not represent audit, advisory or tax-related services that may otherwise be provided by EY or another Ernst & Young member firm.

3.
No investigation of the title to the subject company and subject assets has been made, and the ownership claims to the subject company and subject assets are assumed to be valid.  To the extent that EY’s services include assets, properties or business interests, EY shall assume no responsibility for matters of legal description or title, and EY shall be entitled to make the following assumptions: (i) title is good and marketable, (ii) there exist no liens or encumbrances, (iii) there is full compliance with all applicable government regulations and laws (including, without limitation, zoning regulations), and (iv) all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any government, private entity or organization have been or can be obtained or renewed for any use on which EY services are to be based.

4.
The value conclusions and/or recommendations contained herein are not intended to represent the values of the subject assets at any time other than the effective date that is specifically stated in this report.  Changes in market conditions could result in recommendations of value substantially different than those presented at the stated effective date.  We assume no responsibility for changes in market conditions or for the inability of the owner to locate a purchaser of the subject assets at the values stated herein.

5.	No responsibility is assumed for information furnished by others (including management), and such information is believed to be reliable.

6.
In the course of our analysis, we were provided with written information, oral information, and/or data in electronic form (e.g., computer diskettes), related to the structure, operation, and financial performance of the subject company and subject assets.  We have relied upon this information in our analyses and in the preparation of this report and have not independently verified its accuracy or completeness.

7.	Our report assumes full compliance with all applicable federal, provincial, local, and other zoning, usage, environmental and similar laws and regulations, unless otherwise stated.

8.
We assume no responsibility for any financial and tax reporting decisions, which are appropriately those of management.  It is our understanding that management accepts the responsibility for any financial statement and tax reporting issues with respect to the assets covered by our analysis, and for the ultimate use of our analysis and report.

9.
EY, by reason of its services hereunder, is not required to furnish additional work or services, or to give testimony, or be in attendance in court with reference to the subject assets, properties, or business interest or to update any report, recommendation, analysis, conclusion or other document relating to its services for any events or circumstances unless arrangements acceptable to EY have been separately agreed upon with its client.

10.	We reserve the right (but will not be obligated) to revise this report in light of any relevant information that comes to our attention after the date of issuance.

APPROVAL AND CERTIFICATE

December 12, 2008

The Board of Directors of ACE Aviation Holdings Inc. (the "Corporation'') has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated December 12, 2008, and the sending, communicating or delivery of the Offer to Purchase and the Issuer Bid Circular to the securityholders of the Corporation. The Offer to Purchase and the Issuer Bid Circular contain no untrue statement of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(Signed) ROBERT A. MILTON Chairman, President and Chief Executive Officer	(Signed) BRIAN DUNNE Executive Vice-President and Chief Financial Officer
On behalf of the Board of Directors:
(Signed) ROBERT E. BROWN Director	(Signed) RICHARD H. McCOY Director

A-1

CONSENT OF STIKEMAN ELLIOTT LLP

TO: The Board of Directors of ACE Aviation Holdings Inc.

We consent to the reference to our opinion contained under "Income Tax Considerations — Certain Canadian Federal Income Tax Considerations" in the Issuer Bid Circular dated December 12, 2008 of ACE Aviation Holdings Inc. in connection with its offer to the holders of its 4.25% Convertible Senior Notes due 2035, and the inclusion of the foregoing opinion in the Issuer Bid Circular.

December 12, 2008

(Signed) Stikeman Elliott LLP

CONSENT OF VALUATOR

TO: The Board of Directors of ACE Aviation Holdings Inc.

We refer to the formal valuation entitled "Report to the Board of Directors of ACE Aviation Holdings Inc. - Valuation as at December 9, 2008 of 4.25% Convertible Senior Notes due 2035" dated December 10, 2008 (the "Formal Valuation") which we prepared for ACE Aviation Holdings Inc. (the "Offeror") in connection with the Offer dated December 12, 2008 made by the Offeror to the holders of the Offeror's 4.25% Convertible Senior Notes due 2035 (the "Notes"). We hereby consent to the filing of the Formal Valuation with the securities regulatory authorities, the inclusion of the Formal Valuation as Appendix 1 of the Circular dated December 12, 2008 (the "Circular") accompanying the Offer made by the Offeror to the holders of Notes,  the references to our Formal Valuation in the Circular and the inclusion of a summary of the Formal Valuation in the Circular.

December 12, 2008

(Signed) Ernst & Young LLP

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Offices of the Depositary, for this Offer:

CIBC MELLON TRUST COMPANY

By Mail or Registered Mail

CIBC Mellon Trust Company
P.O. Box 1036
Adelaide Street Postal Station
Toronto, Ontario M5C 2K4

Attention: Corporate Restructures

Telephone: (416) 643-5500
Toll Free: 1 (800) 387-0825
Facsimile: (416) 643-3148
Email: inquiries@cibcmellon.com

By Hand or Courier

Toronto CIBC Mellon Trust Company 199 Bay Street Commerce Court West, Securities Level Toronto, Ontario M5L 1G9 Attention: Corporate Restructures

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone numbers specified above. Noteholders may also contact their investment dealer, broker or other nominee for assistance concerning the Offer. Additional copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Depositary.